UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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LNB Bancorp, Inc.
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LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052
Dear Shareholders:
The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of LNB Bancorp, Inc. (“LNB”) will be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio, 44052, on Tuesday, April 29, 2014 at 9:00 a.m. local time.
The Annual Meeting will be held for the purposes that are described in the notice of the Annual Meeting, and more fully addressed in LNB's proxy materials accompanying this letter. We encourage you to read all of these materials carefully, and then vote using the enclosed proxy card.
At the Annual Meeting, LNB will ask its shareholders to vote upon a proposal to elect four directors of LNB. The Board of Directors has nominated Frederick D. DiSanto, J. Martin Erbaugh, Terry D. Goode and James R. Herrick, each of whom is currently a director of LNB, for election as directors. LNB will also ask its shareholders for ratification of the appointment of Crowe Horwath LLP as LNB's independent registered public accounting firm for its 2014 fiscal year, and for advisory approval of LNB's executive compensation program.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2, and 3.
Your vote is important regardless of the number of shares you own. The Board of Directors urges you to sign, date and deliver the enclosed proxy, as promptly as possible, by mail (using the enclosed postage-paid envelope).
On behalf of the Board of Directors and LNB's management, I would like to thank you for your continued support and confidence.

Sincerely,

James R. Herrick Chairman of the Board of Directors
March 11, 2014

LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio, 44052
NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2014
March 11, 2014
To the Shareholders of LNB Bancorp, Inc.:
The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of LNB Bancorp, Inc. (“LNB”) will be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio, 44052, on April 29, 2014 at 9:00 a.m. local time for the purpose of considering and voting upon the following matters as more fully described in the attached Proxy Statement:

1.	To elect four directors for the next three years;

2.	To ratify the appointment of Crowe Horwath LLP as LNB's independent registered public accounting firm for its 2014 fiscal year;

3.	To seek advisory approval of LNB's executive compensation program; and

4.	To transact any other business which may properly come before the meeting or any postponement or adjournment of the meeting.
Shareholders of record at the close of business on March 5, 2014 will be entitled to vote the number of common shares held of record in their names on that date at the Annual Meeting.
We urge you to sign, date and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, and regardless of the number of common shares you own, we urge you to vote “FOR” the four director nominees in Proposal 1, and “FOR” Proposals 2 and 3.

By Order of the Board of Directors,

Robert F. Heinrich Corporate Secretary

Your vote is important. Please mark, sign, date and mail the enclosed proxy card(s) whether or not you plan to attend the Annual Meeting. A return envelope is enclosed for your convenience.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 29, 2014:
The Proxy Statement and the 2013 Annual Report are available at
https://materials.proxyvote.com/502100.

LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 29, 2014

Date, Time and Place of the Annual Meeting
This Proxy Statement is being furnished to shareholders of LNB Bancorp, Inc. (“LNB” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2014 Annual Meeting of Shareholders, and any postponement or adjournment thereof, to be held at the time and place set forth in the accompanying notice (the “Annual Meeting”). The notice of the meeting, this Proxy Statement, the Corporation's annual report to shareholders for the fiscal year ended December 31, 2013 and the enclosed proxy card are first being sent to shareholders on or about March 11, 2014.
Purpose of the Annual Meeting
The purpose of the Annual Meeting is to consider the proposals that are described in the notice of Annual Meeting, and more fully addressed in this Proxy Statement. We encourage you to read all of these materials carefully, and then vote using the enclosed proxy card.
At the Annual Meeting, LNB will ask its shareholders to vote upon the following proposals:

1.
To elect four directors of the Corporation. The Board of Directors has nominated Frederick D. DiSanto, J. Martin Erbaugh, Terry D. Goode and James R. Herrick, each of whom is currently a director of LNB, for election as directors.

The Board of Directors recommends that you vote “FOR” the director nominees in Proposal 1.

2.	To ratify the appointment of Crowe Horwath LLP as LNB's independent registered public accounting firm for its 2014 fiscal year.
The Board of Directors recommends that you vote “FOR” Proposal 2.

3.	To seek advisory approval of LNB's executive compensation program.
The Board of Directors recommends that you vote “FOR” Proposal 3.
We urge you to sign, date and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, and regardless of the number of common shares you own, we urge you to vote “FOR” the four director nominees in Proposal 1, and “FOR” Proposals 2 and 3.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING
The following are some questions that you may have regarding the matters being considered at the Annual Meeting as well as brief answers to those questions. LNB urges you to read the remainder of this Proxy Statement carefully because the information below does not provide all information that might be important to you.

Q:	When and where will the Annual Meeting of the shareholders of LNB take place, and who is entitled to vote at the Annual Meeting?

A:
The Annual Meeting will be held on Tuesday, April 29, 2014 at 9:00 a.m., local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052. You may attend the Annual Meeting and vote your shares in person, rather than voting the enclosed proxy card; but, whether or not you intend to attend the Annual Meeting, the Board of Directors urges you to sign, date and deliver the enclosed proxy card, as promptly as possible, by mail (using the enclosed postage-paid envelope). If you hold shares in street name and would like to vote your shares in person at the Annual Meeting, you must present a legal proxy from your bank, broker or nominee at the Annual Meeting.

LNB's Board of Directors has fixed the close of business on March 5, 2014 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of record of LNB's common shares at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each common share entitles record holders to one vote on each matter properly submitted for consideration at the Annual Meeting.
As of the Record Date, there were 1,733 record holders of the Corporation's common shares and 9,664,972 of the Corporation's common shares outstanding.

Q:	What may I vote on at the Annual Meeting?

A:	You may vote on Proposals 1, 2, and 3 as described below.

Q:	What do I need to do now?

A:	Please carefully read and consider the information contained in this Proxy Statement, and vote your shares in any of the ways provided in this Proxy Statement.

Q:	How does the Board of Directors recommend that I vote?

A:
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS DISCUSSED IN PROPOSAL 2 AND “FOR” ADVISORY APPROVAL OF THE CORPORATION'S EXECUTIVE COMPENSATION PROGRAM AS DISCUSSED IN PROPOSAL 3.

Q:	How can I vote my common shares?

A:
If your common shares are registered directly in your name with the Corporation's transfer agent, you are a shareholder of record with respect to those common shares, and you may either vote in person at the Annual Meeting or by signing, dating and returning the enclosed proxy card in the envelope provided. You may also vote your shares through the internet or via telephone by following the instructions contained on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting in person, you should submit your proxy card as soon as possible. If your LNB common shares are held in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. The ratification of Crowe Horwath LLP as our independent registered public accounting firm (Proposal 2) is considered to be a “routine” matter and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the advisory approval of the executive compensation program (Proposal 3) are "non-routine" items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Please be sure to give specific voting instructions to your broker so that your vote can be counted.

If the enclosed proxy card is properly executed and returned to LNB in time to be voted at the Annual Meeting, the common shares represented by your proxy will be voted in accordance with your instructions marked on the proxy card. Where properly executed proxies are returned but no such instructions are given, the proxy holders will vote “FOR” the election of the four director nominees nominated by the Board of Directors, “FOR” the ratification of the appointment of Crowe Horwath LLP as the Corporation's independent registered public accounting firm, and “FOR” advisory approval of the Corporation's executive compensation program.

Q:	Will the proxy holders named on the proxy card have discretionary authority to vote my common shares?

A:
As to any matters that may properly come before the meeting that are not on the enclosed proxy card, the proxy grants to Gary J. Elek and Robert F. Heinrich the authority to vote the shares for which they hold proxies in accordance with their discretion.

Q:	Can I change my vote?

A:
You may revoke a proxy at any time prior to its exercise by filing with LNB's Secretary a written notice of revocation, by delivering to LNB's Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a shareholder at the Annual Meeting will not automatically revoke any proxy previously given by such shareholder. Written notices of revoked proxies may be directed to Mr. Robert F. Heinrich, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

If you are a beneficial owner of common shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What constitutes a quorum?

A:
Under LNB's Code of Regulations, the number of common shares held by the shareholders present in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Nasdaq Stock Market rules provide, however, that in no case shall a quorum be less than thirty-three and one-third percent (33 1/3%) of the outstanding common shares. Accordingly, so long as at least thirty-three and one-third percent (33 1/3%) of the outstanding common shares of the Corporation are present in person or by proxy at the Annual Meeting, a quorum shall be present for the transaction of business at the Annual Meeting. Abstentions and shares that do not vote on a particular proposal will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Broker non-votes will also be counted for purposes of determining whether a quorum exists at the Annual Meeting, unless the broker has failed to vote as to all matters.

Q:	What vote is required by LNB in connection with the proposals?

A:
A plurality of the votes cast at the meeting is required to elect directors. The four director nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors under Proposal 1. Abstentions, broker non-votes and instructions on the enclosed proxy card to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes, but will not affect the outcome of the election.

The ratification of the appointment of Crowe Horwath LLP as LNB's independent registered public accounting firm for its 2014 fiscal year under Proposal 2 requires the affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 2 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote.
The approval of the advisory proposal on LNB's executive compensation program under Proposal 3 requires the affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 3 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote. Broker non-votes will not be counted for determining whether the proposal is approved.

Q:	What should I do if I receive more than one set of voting materials?

A:
If your common shares are registered differently and are held in more than one account, then you will receive more than one Proxy Statement and proxy card. Please be sure to vote all of your accounts so that all of your common shares are represented at the Annual Meeting.

Q:	What identification should I bring to the Annual Meeting?

A:
All shareholders who owned LNB common shares on the Record Date may attend the Annual Meeting. In order to gain admission to the Annual Meeting, please be sure to bring with you a valid government-issued personal identification with a picture (such as a driver's license or passport). If your common shares are held in the name of a bank, broker or other nominee, you must also bring evidence of your ownership of common shares as of the Record Date, in the form of a letter or statement from your bank, broker or other nominee or the voting instruction card provided by the broker, in each case, indicating that you owned common shares as of the Record Date.
If you are a proxy holder for a LNB shareholder, then you must bring (1) a validly executed proxy naming you as the proxy holder, signed by a LNB shareholder who owned LNB common shares as of the Record Date, (2) a valid government-issued personal identification with a picture (such as a driver's license or passport) and (3) if the shareholder whose proxy you hold was not a record holder of LNB common shares as of the Record Date, proof of the shareholder's ownership of LNB common shares as of the Record Date, in the form of a letter or statement from a bank, broker or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those common shares as of the Record Date.

Q:	How will proxies for the Annual Meeting be solicited?

A:
In addition to soliciting proxies by mail, LNB, through its directors and officers and regular employees, may also solicit proxies personally or by telephone, telegram, advertisement, courier service, or other means of communication (such as e-mail). Such directors and officers and regular employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Q:	Who will bear the cost of soliciting proxies?

A:
LNB will bear the cost of soliciting proxies in the form enclosed herewith. LNB will request persons, firms and corporations holding common shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and LNB will reimburse the holders for their reasonable expenses in doing so.

Q:	Can I access the Notice of Annual Meeting, Proxy Statement and 2013 Annual Report on the internet?

A:
The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report are available on the internet at https://materials.proxyvote.com/502100. We will also provide a copy of any of these documents to any shareholder free of charge, upon request in writing to Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

If you hold your shares in a bank or brokerage account, your bank or broker may also provide copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

COMPANY PROPOSALS
PROPOSAL 1 - ELECTION OF DIRECTORS
LNB's Amended Code of Regulations provides that the Board of Directors of the Corporation shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. The directors of each class shall hold office for a term of three years. At the Annual Meeting, four directors will be elected.
The Board of Directors has nominated Frederick D. DiSanto, J. Martin Erbaugh, Terry D. Goode and James R. Herrick, each of whom is currently a director of the Corporation, for election to the Board of Directors at the Annual Meeting. Each of the director nominees has indicated his willingness to serve another term as a director if elected, and has consented to be named in this Proxy Statement as a director nominee.
The names and qualifications of all of the current directors are set forth below in this Proxy Statement. The four directors standing for re-election contribute much to the success of LNB. The Board of Directors believes that the re-election of these four directors is important to LNB's future growth and the fulfillment of LNB's strategic plan.
Daniel G. Merkel and Thomas P. Perciak were appointed as directors by the Board of Directors on April 22, 2008 pursuant to a settlement agreement (the “Settlement Agreement”). Additional information regarding the Settlement Agreement is included in the Corporation's Current Report on Form 8-K filed on April 23, 2008. There are no other arrangements or understandings pursuant to which any of the persons listed below were selected as directors or director nominees.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE DIRECTOR NOMINEES.
Nominees for Election as Directors
Class I Directors.    The information below is with respect to the nominees for election as Class I Directors of the Corporation at the Annual Meeting, whose terms will expire in 2017.
Frederick D. DiSanto, 51, has been a director since 2013. Since 2006, Mr. DiSanto has served as the Chief Executive Officer of Ancora Advisors, LLC, a registered investment advisor. Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisors Division from 2000 to 2006, overseeing investment management, private banking, trust and banking services. From 1998 until 2000, Mr. DiSanto served as President and Chief Operating Officer of Maxus Investment Group and was responsible for its marketing, sales, financial and general operations. Prior to that, Mr. DiSanto served as managing partner of Gelfand Partners Asset Management from 1991 until its merger with Maxus Investment Group in 1997. Mr. DiSanto began his investment career in 1985 with McDonald Investments. Mr. DiSanto currently is a director of W.F. Hann & Sons, an HVAC company. Mr. DiSanto also serves as a trustee of Case Western Reserve University. Mr. DiSanto previously served as a director of PVF Capital Corp., a publicly-traded financial holding company, from July 2010 until it was acquired in October 2013.
The Board concluded that Mr. DiSanto should serve as a director of the Corporation primarily due to his extensive investment management experience. Mr. DiSanto’s long experience in this area, as well as his prior experience as a director of a publicly-traded financial company and his educational background, which includes a Masters in Business Administration from Case Western Reserve University, provides the Board with considerable insight and is of particular value to the Board in assessing and evaluating the Corporation’s financial performance and strategic goals.
J. Martin Erbaugh, 65, has been a director since 2007. Since 1995, Mr. Erbaugh has been the President of JM Erbaugh Co., a private investment firm focusing on real estate development and service oriented start-ups. From 1978 to 1995, Mr. Erbaugh was the founder and Chief Executive Officer of Erbaugh Corp. (dba Lawnmark). Prior to that, he served as Director of Legal Affairs of Kent State University and was a General Manager of the Davey Tree Expert Company. Mr. Erbaugh was a founder and director of Morgan Bancorp, Inc. from 1990 to 2007, and served as Chairman of the Board from 2002 to 2007, prior to its acquisition by the Corporation in May 2007. Mr. Erbaugh served as a director of Lesco, Inc. from March 1995 to May 2007, including as Chairman of the Board from April 2002 to May 2007.
 The Board concluded that Mr. Erbaugh should serve as a director of the Corporation primarily due to his experience in managing and serving as a director of businesses in the banking and finance industry, as well as his extensive experience in leading a financial institution in the Hudson, Ohio and Summit County area, a market in which the Corporation has sought to grow its business. Mr. Erbaugh's industry experience, experience as a director of other publicly-traded companies and educational background, which includes a law degree from Case Western Reserve University School of Law, enables Mr. Erbaugh to provide valuable contributions to the Board on a range of matters, including strategic direction, business operations and financial results, risk management and the compensation of management.

Terry D. Goode, 59, has been a director since 1997. From 1987 until his retirement in December 2011, Mr. Goode was the Vice President of the Lawyers Title Insurance Corp. From 1987 to 2001, he served as Vice President of Lorain County Title Company.
The Board concluded that Mr. Goode should serve as a director of the Corporation primarily due to his significant knowledge of the Corporation, having served as a director of the Corporation for seventeen years, and experience in real estate development and finance in the markets in which the Corporation operates. Mr. Goode's knowledge and experience in the industry and the communities in which the Corporation operates allow him to serve a vital role on the Board in its assessment and evaluation of strategic direction and risk management, particularly with respect to the Corporation's management of credit risk.
James R. Herrick, 62, has been a director since 1999 and Chairman of Board since December 2004. Since 1987, Mr. Herrick has been the President of the Liberty Auto Group, Inc., an automobile dealership organization.
The Board concluded that Mr. Herrick should serve as a director of the Corporation primarily due to his extensive executive leadership experience and significant knowledge of the Corporation, having served on the Board for fifteen years. Mr. Herrick's experience, as well as his leadership of businesses in the communities in which the Corporation operates, enables him to provide the Board with valuable insight and perspective on organizational management, risk assessment and management, local and regional business conditions and trends relating to consumers and borrowers in the markets in which the Corporation operates.
Directors Continuing in Office
Class II Directors.    The information below is with regard to Class II Directors of LNB, whose terms expire in 2015.
Lee C. Howley, 66, has been a director since 2001. Since 2000, Mr. Howley has been the President of Howley Bread Group Ltd., a company that operates Panera Bread restaurant franchises. From 1996 to May 2007, Mr. Howley served as a director of Lesco, Inc. From 1996 to September 2006, Mr. Howley served as a director of Boykin Lodging Company.
The Board concluded that Mr. Howley should serve as a director of the Corporation, primarily due to his extensive executive leadership experience and financial and accounting expertise. Mr. Howley has substantial experience in managing businesses and serving on public company boards, and is a highly successful entrepreneur. Mr. Howley's background enables him to provide useful insight in evaluating the business conditions in markets in which the Corporation operates, as well as in setting corporate strategy and motivating the Corporation's management to achieve corporate goals. Mr. Howley's financial and accounting expertise is of particular value to the Board in evaluating and managing the Corporation's financial risk and internal controls in his role on the Audit and Finance Committee.
Daniel E. Klimas, 55, has been a director and the President and Chief Executive Officer of the Corporation and The Lorain National Bank since February 2005. Mr. Klimas was the President of the Northern Ohio Region of Huntington Bank from 2001 until February 2005.

The Board concluded that Mr. Klimas should serve as a director of the Corporation largely due to his role as the Corporation's Chief Executive Officer. The Board believes that having a member of the Corporation's management team, who is intimately familiar with the Corporation's day-to-day business operations, serve as director provides the Board with invaluable insight into the Corporation. Mr. Klimas' role as Chief Executive Officer and extensive experience in leadership positions within the banking industry allows Mr. Klimas to provide the Board with the management perspective necessary to successfully overseeing the Corporation and its business operations.
Jeffrey F. Riddell, 62, has been a director since 1995. Since 1992, Mr. Riddell has been the President and, since 1996, the Chief Executive Officer of Consumer Builders Supply Company.
The Board concluded that Mr. Riddell should serve as a director of the Corporation primarily due to his significant knowledge of the Corporation, having served as a director for nineteen years, and his extensive experience in managing businesses in the Corporation's markets. Mr. Riddell's background enables him to provide valuable insight in evaluating the business conditions in markets in which the Corporation does business, as well as in setting corporate strategy and managing the Board's governance structure.
John W. Schaeffer, M.D., 67, has been a director since 1999. Dr. Schaeffer is a cardiologist and President of the North Ohio Heart Group of the Elyria Memorial Regional Health Center. In 1976, Dr. Schaeffer founded the North Ohio Heart Center, Inc. and served as its President until its merger with the Elyria Memorial Regional Health Center in September 2010.
The Board concluded that Dr. Schaeffer should serve as a director of the Corporation primarily due to his significant knowledge of the Corporation and its markets, and his strong ties to Corporation's primary market area, which provides the Board with perspective that is helpful to the Corporation in its role as a community bank. Dr. Schaeffer's experience and background as a physician and leader of a regional medical institution allow him to bring a perspective to the Board that is unique and different than many of the other members of the Board, which the Board finds valuable in its determination and evaluation of corporate goals, strategic direction and corporate governance structures.
Class III Directors.    The information below is with regard to Class III Directors of LNB, whose terms expire in 2016.
Robert M. Campana, 54, has been a director since 1997. Since January 2000, Mr. Campana has been the owner of Campana Development, a real estate development company.
The Board concluded that Mr. Campana should serve as a director of the Corporation primarily due to his extensive experience in managing businesses and his significant experience in and knowledge of real estate development in the Corporation's markets. Mr. Campana is the former president of P.C. Campana Inc., owns and operates Campana Development, a real estate development company, and has been recognized in his community for his entrepreneurial skills. In addition, Mr. Campana has significant experience with the Corporation, having served on the Board for seventeen years. This background enables Mr. Campana to provide valuable insights to the Board, particularly in evaluating the business conditions in markets in which the Corporation operates, as well as in setting corporate strategy and compensating the Corporation's management.
Daniel G. Merkel, 70, has been a director since 2008. From 2001 to 2007, Mr. Merkel was the Regional President-Commercial Lending of Republic Bancorp, Inc., a bank holding company. Following the acquisition of Republic Bancorp by Citizens Bancorp, Inc., Mr. Merkel served as a Senior Vice President of Citizens Bancorp until his retirement in 2008. From 1995 to 2001, Mr. Merkel was the Senior Vice President-Commercial Lending of Republic Bancorp, Inc., and from 1991 to 1995 he was President of Tech Built Manufacturing Company. Prior to that he held senior executive positions in banking and commercial mortgage lending in privately held and public companies.
The Board concluded that Mr. Merkel should serve as a director of the Corporation primarily due to his extensive experience in the banking industry and knowledge of banking operations and finance. Mr. Merkel's experience in a variety of positions with Republic Bancorp, Inc., as well as his educational background that includes a Masters in Business Administration from Cleveland State University, enables Mr. Merkel to provide valuable contributions to the Board. Mr. Merkel is also a retired senior officer with eight years of active duty and twenty-three years of reserve service to the U.S. Navy. This experience provides a unique perspective through which to evaluate the Corporation's management and organization.
Thomas P. Perciak, 66, has been a director since 2008. Since 2004, Mr. Perciak has been the mayor of Strongsville, Ohio. From 1999 until 2004, Mr. Perciak was the Executive Vice President of Fifth Third Bank, Northeastern, Ohio. From 1985 to 1999, Mr. Perciak was President and Chief Executive Officer of the Strongsville Savings Bank.
The Board concluded that Mr. Perciak should serve as a director of the Corporation primarily due to his extensive banking industry and management and community leadership experience. Prior to serving as the mayor of one of Northeast Ohio's most vibrant suburbs, Mr. Perciak spent years leading successful local financial institutions. Mr. Perciak's substantial industry experience provides the Board with valuable perspectives on the Corporation's management, strategy and risks. Mr. Perciak's role as a community leader and philanthropist also allows him to provide beneficial insights to the Corporation in serving as a community bank.
Donald F. Zwilling, CPA, 68, has been a director since 2005. Since 1976, Mr. Zwilling has been a partner, shareholder and director of Barnes Wendling CPAs, Inc., a regional accounting firm in Northern Ohio.
The Board concluded that Mr. Zwilling should serve as a director of the Corporation, primarily due to his extensive public accounting experience. Mr. Zwilling is a certified public accountant and accredited in business valuation with over four decades of experience working with businesses regarding tax and financial planning. Mr. Zwilling's experience is of particular value to the Board in assessing and evaluating the Corporation's financial performance, internal controls and management of financial risk.

PROPOSAL  2 - RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee has appointed Crowe Horwath LLP as the Corporation’s independent registered public accounting firm and to audit its financial statements for the year ended December 31, 2014. The Audit and Finance Committee and the Board of Directors are asking you to ratify this appointment.
On November 15, 2013, the Audit and Finance Committee appointed Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and dismissed Plante & Moran, PLLC as the independent registered public accounting firm of the Corporation. Plante & Moran, PLLC served as the Corporation’s independent registered public accounting firm for the year ended December 31, 2013 and provided tax and other services. The dismissal of Plante & Moran, PLLC became final upon completion of its procedures and issuance of its reports on the Corporation’s financial statements as of and for the year ended December 31, 2013 and completion of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
During the years ended December 31, 2013 and 2012, the Corporation did not consult Crowe Horwath LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and no written report or oral advice was provided to the Corporation that Crowe Horwath LLP concluded was an important factor to be considered by the Corporation in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Regulation S-K.
The audit reports of Plante & Moran, PLLC on the Corporation’s financial statements for the years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, there were no: (i) disagreements with Plante & Moran, PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Plante & Moran, PLLC’s satisfaction, would have caused Plante & Moran, PLLC to make reference to the subject matter thereof in its reports for such years; or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.
Representatives of Plante & Moran, PLLC and Crowe Horwath LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Approval of this proposal will require the affirmative vote of a majority of the Corporation's common shares represented in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 2 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THIS PROPOSAL.

PROPOSAL  3 - ADVISORY APPROVAL OF
LNB'S EXECUTIVE COMPENSATION PROGRAM
The Board of Directors is providing the shareholders with the opportunity to cast an advisory vote on the compensation of the Corporation's named executive officers (“Named Executives”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures. Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their Compensation Discussion and Analysis and compensation tables. As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, this is an advisory vote, which means that this proposal is not binding on the Corporation. However, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will take into account the outcome of the vote when considering future compensation arrangements for the Named Executives. The Board of Directors currently anticipates submitting a proposal for advisory approval of Named Executive compensation to shareholders on an annual basis. The next such vote will occur at the Corporation's 2015 annual meeting of shareholders. The following resolution is submitted to the shareholders to vote on the Corporation's compensation of the Named Executives:
RESOLVED, that the compensation paid to the Corporation's Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.
Approval of this proposal will require the affirmative vote of a majority of the Corporation's common shares represented in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 3 will not be voted, but will be counted for purposes of determining the number of shares present. Accordingly, abstentions will have the same effect as an “against” vote. Broker non-votes will not be counted for determining whether the proposal is approved.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THIS PROPOSAL.

 OWNERSHIP OF VOTING SHARES
Security Ownership of Management and Principal Shareholders
The following table sets forth the beneficial ownership of the Corporation's common shares by each of the Corporation's directors and the Corporation's Named Executives, and the directors and executive officers as a group, as of March 5, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. Common shares that an individual has a right to acquire within 60 days after March 5, 2014, including pursuant to stock options to purchase common shares, are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person holding such security, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, the Corporation believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. The address of each of the Corporation's directors and executive officers is care of LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052. As of March 5, 2014, a total of 9,664,972 common shares were outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)	Percentage of Class
Robert M. Campana	28,030 (2)	*
Frederick D. DiSanto	79,906 (3)	*
Gary J. Elek	47,858 (4)	*
J. Martin Erbaugh	103,049	1.05%
Terry D. Goode	79,000 (5)	*
James R. Herrick	124,088 (6)	1.26%
Lee C. Howley	87,960 (7)	*
Daniel E. Klimas	233,542 (8)	2.37%
Daniel G. Merkel	13,190 (9)	*
Mary E. Miles	16,896 (10)	*
Kevin W. Nelson	22,451 (11)	*
Thomas P. Perciak	20,166	*
Jeffrey F. Riddell	97,906 (12)	1.00%
John W. Schaeffer, M.D.	20,229 (13)	*
Frank A. Soltis	30,578 (14)	*
Donald F. Zwilling	12,587 (15)	*
All Directors and Executive Officers as a Group (20 in group)	1,069,390 (16)	10.87%
 ________________

*Ownership is less than 1% of the class.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the common shares reported.

(2)	Common shares beneficially owned by Mr. Campana which are subject to shared voting and investment power with his spouse.

(3)
Includes 8,172 common shares held by a trust for the benefit of Mr. DiSanto’s spouse and 8,290 common shares held by Pershing LLC Custodian FBO Frederick DiSanto IRA. Mr. DiSanto has voting and investment power over the shares held by his IRA.

(4)
Includes 2,500 common shares beneficially owned by Mr. Elek which are subject to unexercised stock options which are vested and exercisable and 6,858 shares beneficially owned by Mr. Elek which are held in the Corporation's 401(k) plan subject to shared voting and investment power.

(5)	Includes 24,947 common shares beneficially owned by Mr. Goode which are subject to shared voting and investment power with his spouse.

(6)
Includes 18,318 common shares beneficially owned by Mr. Herrick which are held in his company's 401(k) plan subject to shared voting and investment power, 52,517 common shares beneficially owned by Mikash Reinsurance Ltd. and 15,826 common shares beneficially owned by Liberty Investment Group, LLC. Mr. Herrick is the managing member of Mikash

Reinsurance Ltd. and Liberty Investment Group, LLC and has voting and investment power over the shares held by those entities.

(7)	Includes 57,530 common shares beneficially owned by Mr. Howley which are held by a partnership of which Mr. Howley is a partner and which are subject to shared voting and investment power.

(8)
Includes 140,000 common shares beneficially owned by Mr. Klimas which are subject to unexercised stock options which are vested and exercisable and 9,811 shares which are held in the Corporation's 401(k) plan subject to shared voting and investment power.

(9)	Includes 12,690 common shares beneficially owned by Mr. Merkel which are subject to shared voting and investment power with his spouse and 500 common shares held by his spouse.

(10)
Includes 5,833 common shares beneficially owned by Ms. Miles which are subject to unexercised stock options which are vested and exercisable and 5,563 shares which are held in the Corporation’s 401(k) plan subject to shared voting and investment power.

(11)
Includes 2,500 common shares beneficially owned by Mr. Nelson which are subject to unexercised stock options which are vested and exercisable and 4,951 shares which are held in the Corporation's 401(k) plan subject to shared voting and investment power.

(12)	Includes 31,663 shares beneficially owned by Mr. Riddell which are held in a trust for the benefit of Mr. Riddell.

(13)	Includes 7,403 common shares beneficially owned by Dr. Schaeffer which are held by his spouse and subject to shared voting and investment power.

(14)
Includes 5,000 common shares beneficially owned by Mr. Soltis which are subject to unexercised stock options which are vested and exercisable and 7,978 shares which are held in the Corporation's 401(k) plan subject to shared voting and investment power.

(15)	Includes 1,764 common shares beneficially owned by Mr. Zwilling which are held in a trust for the benefit of his spouse and subject to shared voting and investment power.

(16)	Includes 269,411 common shares which are subject to shared voting and investment power and 173,332 common shares which are subject to unexercised stock options which are vested and exercisable.

As of March 5, 2014, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class
Ancora Advisors, LLC	552,186	5.71%
One Chagrin Highlands 2000 Auburn Drive, Suite 300 Cleveland, Ohio 44122 (1)

Dimensional Fund Advisors LP	598,426	6.19%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746 (2)

Umberto P. Fedeli	714,348	7.39%
5005 Rockside Road, Fifth Floor Independence, Ohio 44131(3)

Wellington Management Company, LLP	521,780	5.40%
280 Congress Street Boston, Massachusetts 02210 (4)
 ________________

(1)
Based solely on a Schedule 13D filed on February 13, 2014, which reports that Ancora Advisors, LLC may be deemed to be the beneficial owner of 552,186 common shares as a result of acting as investment adviser to certain mutual funds, investment partnerships and investment clients, or as a result of ownership of common shares by certain employees of Ancora Advisors,

LLC (including Frederick D. DiSanto who is a director of the Corporation). Ancora Advisors, LLC disclaims beneficial ownership of such securities.

(2)
Based solely on a Schedule 13G/A filed on February 10, 2014, which reports that Dimensional Fund Advisors LP (“DFA”) may be deemed to be the beneficial owner of 598,426 common shares as a result of acting as investment adviser or sub-adviser to, or manager of, certain investment companies, trusts and accounts (collectively, the “DFA Funds”). The DFA Funds possess sole voting power over 590,154 common shares and sole dispositive power over 598,426 common shares. DFA disclaims beneficial ownership of such securities.

(3)	Based solely on a Schedule 13D/A filed on September 28, 2012 by Umberto P. Fedeli, who has sole voting power and sole dispositive power over 714,348 of the shares.

(4)
Based solely on a Schedule 13G filed on February 14, 2014, which reports that Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser, may be deemed to be the beneficial owner of 521,780 common shares owned by clients of Wellington. Wellington possesses shared voting and dispositive power over such common shares.

CORPORATE GOVERNANCE
The Board of Directors met 14 times in 2013. Each director who served on the Board of Directors during 2013 attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served. The non-employee directors meet in executive sessions after the end of each regularly scheduled Board meeting.
The Board of Directors has implemented a formal policy that requires each director to attend the Corporation's annual meetings of shareholders, and which requires the Corporation to identify any director who was unable to attend an annual meeting in the following year's annual meeting proxy statement and explain the reason for such director's absence. Typically, the Board holds its annual organizational meeting directly following each annual meeting of shareholders, which results in most directors being able to attend the Corporation's annual meetings of shareholders. All of the directors attended the 2013 Annual Meeting of Shareholders, except Mr. DiSanto who was not yet a member of the Board of Directors at that time.
In accordance with Nasdaq Stock Market rules, the Board of Directors determines the independence of each director and director nominee in accordance with the standards set forth in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. The Board of Directors has determined that all of the Corporation's directors who served during 2013 and who are currently serving as directors, and all of the director nominees, are independent in accordance with the Nasdaq Stock Market listing standards, except for Mr. Klimas.
The Board of Directors has established a Code of Ethics and Business Conduct that applies to all directors, officers and employees, which may be found on the Corporation's website at www.4lnb.com. The information on the Corporation's website is not part of this Proxy Statement. The Corporation intends to post on its website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, the Code of Ethics and Business Conduct. Shareholders may request a copy of the Code of Ethics and Business Conduct by written request directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.
Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: LNB Bancorp, Inc. Board of Directors, 457 Broadway, Lorain, Ohio 44052. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Governance Committee without any editing or screening.
Board Leadership
While the Corporation's Chief Executive Officer is a member of Board of Directors, the Board's governance structure currently separates the roles of Chief Executive Officer and Chairman of the Board. The Chairman of the Board is “independent” in accordance with the Nasdaq Stock Market listing standards. The Board of Directors believes that it serves a vital role in the oversight of the Corporation's management team on behalf of shareholders and that the Board is more effective in that role when led by an independent Chairman of the Board. The Board of Directors also believes that separating the roles of Chief Executive Officer and Chairman of the Board permits the Chief Executive Officer to focus more on managing the Corporation's business operations as the Chairman has responsibility for leading the Board in its oversight function and consideration of corporate strategy. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Chairman of the Board. Accordingly, the Board believes that the Corporation's interests are best served by separating the role of Chief Executive Officer and Chairman of the Board.
Committees of the Board
The Board of Directors of LNB Bancorp, Inc., has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Executive Committee. Each Committee serves in a dual capacity as a Committee of the Corporation and The Lorain National Bank.

Audit and Finance Committee
Members
Lee C. Howley, Chairman
J. Martin Erbaugh
Terry D. Goode
Donald F. Zwilling
The Audit and Finance Committee met nine (9) times during 2013. The functions of the Audit and Finance Committee include the engagement of an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and the results of its audit of the Corporation, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the external auditors, reviewing the Corporation’s financial results and Securities and Exchange Commission filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions and approving all auditing and non-auditing services performed by the Corporation’s independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit and Finance Committee, which may be found on the Corporation’s website at www.4lnb.com. The Board of Directors has determined that all members of the Audit and Finance Committee are independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing standards and Rule 10A-3 under the Securities Act of 1934, as amended, and meet the Audit and Finance Committee member qualifications required under Rule 5605(c)(2)(A) of the Nasdaq Stock Market listing standards. The Board of Directors has determined that Lee C. Howley and Donald F. Zwilling are each an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The report of the Audit and Finance Committee for 2013 appears in the Proxy Statement under the caption “Report of the Audit and Finance Committee.”
Compensation Committee
Members
Robert M. Campana, Chairman
J. Martin Erbaugh
Thomas P. Perciak
John W. Schaeffer, M.D.
The Compensation Committee is comprised entirely of independent directors as prescribed by Nasdaq Stock Market listing standards, including as required under Rule 5605 (d)(2)(A). The Board of Directors has adopted a Compensation Committee Charter, which may be found on the Corporation's website at www.4lnb.com. The Compensation Committee met eleven (11) times during 2013. The Compensation Committee is responsible for determining director and executive officer compensation, reviews and establishes policies for benefit programs of the Corporation, reviews benefit insurance programs of the Corporation and reviews employee incentive compensation arrangements to determine whether they encourage excessive risk-taking. The committee's role in establishing compensation for the Corporation's executive compensation is discussed further in this Proxy Statement under the caption “Compensation Discussion and Analysis” and the committee's report on executive compensation matters for 2013 appears in this Proxy Statement under the caption “Report of the Compensation Committee on Executive Compensation.”
Governance Committee
Members
Jeffrey F. Riddell, Chairman
Terry D. Goode
John W. Schaeffer, M.D.

The Governance Committee is comprised entirely of independent directors as prescribed by Nasdaq Stock Market listing standards. The Board of Directors has adopted a Governance Committee Charter which may be found on the Corporation's website at www.4lnb.com. The Governance Committee met eight (8) times during 2013.
The Governance Committee is responsible for developing and recommending to the Board corporate governance policies and guidelines for the Corporation. The committee also develops guidelines for identifying director and committee member candidates and recommends qualified candidates to the Board for nomination for election to the Board and appointment to committee membership in accordance with the Corporation's Amended Code of Regulations. The committee recommends director candidates to the Board of Directors for nomination, in accordance with the Corporation's Amended Code of Regulations. The committee evaluates and assesses the background and skills of potential directors and committee members. The Governance Committee may engage a third party search firm to assist in identifying potential directors if necessary, but has not done so and, accordingly, has paid no fees to any such firm.
The Governance Committee and the Board of Directors consider the following criteria in determining whether an individual is qualified to serve as a director of the Corporation: independence (a majority of the directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a director; particular experience, skills or expertise relevant to the Corporation's business; depth and breadth of business and civic experience in leadership positions; and ties to LNB's geographic markets. The Governance Committee and the Board of Directors also consider the composition of the Board as a whole in evaluating whether a particular individual should serve on the Board, as the Board seeks to comprise itself of members which, collectively, possess a range of relevant skills, experience and expertise. While the Board of Directors does not maintain a policy regarding diversity, the Board of Directors does consider the diversity of the Board when considering director nominees.

Shareholder Recommendations
Shareholders may propose potential director nominees for the consideration of the Governance Committee by submitting the names and qualifications of such persons to the Chairman of the Governance Committee at the Corporation's executive offices, which submissions then will be forwarded to the Chairman. The Governance Committee will evaluate the qualifications of any such persons using the criteria outlined above and will consider whether to recommend the nomination of any such person in light of the committee's evaluation of the person's qualifications, the qualifications of any other potential director nominees and the then-current size and composition of the Board of Directors. In order for any such potential director nominees to be evaluated for nomination at an annual meeting of shareholders, submissions of the name and qualifications of such potential nominees should be made no later than the December 31st prior to the annual meeting. The Governance Committee is not obligated to recommend to the Board, nor is the Board obligated to nominate, any such individual for election as a director.
Executive Committee
Members
James R. Herrick, Chairman
Robert M. Campana
Lee C. Howley
Daniel E. Klimas
Jeffrey F. Riddell

The Executive Committee is authorized and empowered to exercise, during the intervals between meetings of the Board of Directors, all of the powers of the Board of Directors in the management and control of the Corporation to the extent permitted by law. The Executive Committee met two (2) times during 2013.
Board Role in Risk Oversight
Risk is inherent in any business and the Corporation's management is responsible for the day-to-day management of risks that the Corporation faces. The Board, on the other hand, has responsibility for the oversight of risk management. The Board of Directors is responsible for providing oversight of, and direction and authority to, management regarding the Corporation's business activities in a manner consistent with the best interests of the Corporation's stakeholders. The Board is responsible for identifying and understanding the needs and expectations of key stakeholders and for evaluating possible outcomes that could arise out of the Corporation's business activities and whether they would be acceptable to stakeholders. To guide management's decision making process, the Board articulates broad tolerance levels or limits. To ensure that risk management activities are within those tolerance limits, the Board is responsible for ensuring the establishment of satisfactory management information and communication requirements.
The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Chairman of the Board meets regularly with the Chief Executive Officer and other senior officers to discuss strategy and risks facing the Corporation. Senior management attends the Board's monthly meetings, as well the monthly Board committee meetings, in order to address any questions or concerns raised by the Board on risk management-related and any other matters. Each month, the Board of Directors receives presentations from senior management on business operations, financial results and strategic matters. The Board holds an annual strategic planning retreat, as well as periodic strategic planning sessions with senior management, to discuss strategies, key challenges, and risks and opportunities for the Corporation.
The Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities with respect to enterprise risk management and risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. A risk management committee comprised of the Corporation's senior management reports to the Audit and Finance Committee and is responsible for managing the Corporation's risk management activities and delegating risk management authority to the individuals who are responsible for executing specific activities. Risk assessment reports in the form of a quarterly enterprise risk management “scorecard” are regularly provided by management and the Corporation's internal auditors to the Audit and Finance Committee and the Board of Directors. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Corporation's compensation policies and programs. The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for directors and executive officers, and corporate governance. The Lorain National Bank's Loan Review Committee monitors and oversees the bank's management of credit risk in its primary areas of business. All of these committees report back to the full Board of Directors at each Board meeting as to the committee's activities and matters discussed and reviewed at the committee's meetings.

Report of the Audit and Finance Committee
The Audit and Finance Committee of the LNB Bancorp, Inc. Board of Directors is comprised of four (4) directors, each of whom is independent as defined by the Nasdaq Stock Market listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and operates under a written charter adopted by the Board of Directors.
Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit and Finance Committee has met and held discussions with management and Plante & Moran, PLLC, the Corporation’s independent registered public accounting firm for the year 2013. In fulfilling the Committee’s oversight responsibility as to the audit process, the Audit and Finance Committee received from Plante & Moran, PLLC, a written statement and letter describing all relationships between the firm and the Corporation that might bear on the firm’s independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Plante & Moran, PLLC’s communications with the Audit and Finance Committee concerning independence and discussed with the firm any relationships that may impact its objectivity and independence and satisfied itself as to the independence of Plante & Moran, PLLC. The Audit and Finance Committee also discussed with management, the Corporation’s internal auditors and Plante & Moran, PLLC, the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with Plante & Moran, PLLC and Corporation’s internal auditors their audit plans, audit scope and identification of audit risks.
The Audit and Finance Committee discussed and reviewed with Plante & Moran, PLLC all matters and communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of Plante & Moran, PLLC’s examination of the financial statements. The Audit and Finance Committee also discussed the results of the internal audit examination.
The Audit and Finance Committee reviewed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2013, with management and the independent registered public accounting firm.
Based on the above-mentioned review and discussions with management and independent registered public accounting firm, the Audit and Finance Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.
The Audit and Finance Committee determined to retain Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2014, and the Corporation is seeking ratification of such appointment at the 2014 Annual Meeting.

Audit and Finance Committee

Lee C. Howley, Chairman
J. Martin Erbaugh
Terry D. Goode
Donald F. Zwilling

Principal Independent Registered Accounting Firm Fees
The Audit and Finance Committee has appointed Crowe Horwath LLP as the Corporation’s independent registered public accounting firm and to audit the financial statements of the Corporation for the fiscal year ending December 31, 2014. The Corporation is asking its shareholders to ratify this appointment at the Annual Meeting.
The following table sets forth the aggregate fees billed for services with respect to the fiscal years ended December 31, 2013 and December 31, 2012 by Plante & Moran, PLLC, the Corporation’s independent registered public accounting firm for those fiscal years.

	For the Year Ended December 31,
	2013	2012
Audit fees	$268,275	$283,275
Audit-related fees	—	—
Tax fees(a)	24,250	11,702
All other fees(b)	50,125	94,075
Total fees	$342,650	$389,052
  ________________

(a)	Includes fees for services related to tax compliance.

(b)
The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining the independent registered accounting firm’s independence and has determined that the provision of such services has not affected the independent registered accounting firm’s independence. In 2013, these fees included fees for services related to the Corporation’s benefit plan audits as well as to the Corporation’s filing of a resale registration statement on Form S‑3 with the SEC.  In 2012, these fees include fees for services related to benefit plan audits as well as preparation of comfort letters in conjunction with the U.S. Treasury’s public offering of the Corporation’s preferred shares.

The Audit and Finance Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent registered public accounting firm, except as described below.
The Audit and Finance Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and reviewed such guidelines with the Board of Directors. Pre-approval may be granted by action of the Audit and Finance Committee Chairman, whose action shall be considered to be that of the entire committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the non-audit services are provided, (2) such services that were not recognized by the Corporation at the time of engagement to be non-audit services are provided, and (3) such services are promptly brought to the attention of the Audit and Finance Committee and approved prior to the completion of the audit. No services were provided by Plante & Moran, PLLC pursuant to these exceptions in 2013 or 2012.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis describes the Corporation’s compensation programs and how they apply to the Corporation’s executives, including:

•	Daniel E. Klimas, President and Chief Executive Officer;

•	Gary J. Elek, Executive Vice President and Chief Financial Officer;

•	Frank A. Soltis, Senior Vice President and Chief Information Officer;

•	Kevin W. Nelson, Senior Vice President and Director of Indirect Lending; and

•	Mary E. Miles, Senior Vice President and Director of Human Resources, Professional Development and Security.
These five executive officers, together with David S. Harnett, our former Senior Vice President and Chief Credit Officer, are referred to in this proxy statement as the “Named Executives” and they are included in the Summary Compensation Table.
The year 2013 was one of great progress at the Corporation. The Corporation continued to execute on its strategic plans under the leadership of Mr. Klimas and the other Named Executives. The Corporation’s financial results in 2013 reflect steady improvement in a number of key areas. In addition to the financial measures of success, the Corporation executed on significant strategic accomplishments during 2013. Highlights of the Corporation’s 2013 performance are set forth below:

•	14% increase in net income available to common shareholders;

•	2% increase in loan balances;

•	23% decrease in nonperforming assets;

•	Completed transactions that enabled the Corporation to retire all of its remaining TARP preferred stock; and

•	Implemented SBA loan initiative that promptly generated gains in late 2013.
All of this was achieved during a continued period of persistent economic challenges, industry unpredictably and far-reaching regulatory changes. The work of the Named Executives has contributed greatly to these significant achievements. In light of this progress, the Compensation Committee believes that maintaining compensation and benefits at competitive levels, in order to motivate and retain the Corporation’s management team, remains important to the continued success of the Corporation.
Several significant developments are reflected in the compensation reported for 2013 for the Named Executives, including the following:

•	The Compensation Committee engaged an independent compensation consultant to assist in undertaking a comprehensive review of the Corporation’s executive compensation program;

•	The Named Executives other than the Chief Executive Officer received merit increases in base salary ranging from 2-3% in recognition of their individual performance over the year;

•
The Corporation’s 2013 adjusted pre-provision core earnings was at 94% of the adjusted target, which resulted in cash bonuses to the Named Executives participating under the Corporation’s incentive plans in amounts ranging from 76% to 88% of their respective target bonus opportunities;

•
Named Executives were granted long-term equity compensation awards in the form of stock options, which the Compensation Committee views as performance-based and thus a reinforcement of the executives’ focus on increasing shareholder value;

•
In order to bring the Corporation’s executive benefits more in-line with market practices, the Compensation Committee determined in 2013 to provide the Named Executives with change of control agreements. Among other things, these agreements provide for “double-trigger” severance benefits with no excise tax gross-up provisions; and

•
After consulting with the independent compensation consultant and determining that the retirement benefits provided to the Chief Executive Officer were well below those of his peers, the Compensation Committee approved the adoption in 2013 of a CEO Supplemental Executive Retirement Plan, or “SERP,” which provides a fixed benefit for Mr. Klimas following his retirement, subject to certain adjustments, in recognition of his eight years of service, and anticipated future service, to the Corporation.

Impact of Last Year’s Say on Pay Vote. At the Corporation's 2013 Annual Meeting of Shareholders, its shareholders approved the compensation of the Named Executives, with the holders of nearly 90% of the votes cast in favor of the proposal commonly known as “say on pay.” The Board of Directors has determined that say on pay votes will be held annually until the next shareholder vote on the frequency of say on pay votes.

The Compensation Committee considered the results of the 2013 vote to indicate that shareholders are generally supportive of the Corporation's executive compensation program and the philosophy and objectives of the program. Accordingly, the Compensation Committee has sought to make executive compensation decisions and implement executive compensation policies that are consistent with the philosophy and objectives that the Corporation's shareholders approved in 2013.
Objectives of the Compensation Program
The Corporation’s executive compensation is intended to attract and retain executive leadership necessary for the growth and success of the Corporation’s business and motivate executives to further the Corporation’s business goals and shareholder interests. Accordingly, the Compensation Committee seeks to:

•
link executive compensation with the Corporation’s financial performance while, at the same time, considering external market factors that affect such performance that are outside the control of the Corporation’s executives; and

•	maintain compensation and benefits at competitive levels in order to attract and retain talented executives.

In addition, the Compensation Committee considers how compensation arrangements may affect risk-taking by executives.
Design of the Compensation Program
The major components of the Corporation’s executive compensation program, the primary purpose of each component and the form of compensation of each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for day-to-day performance of job responsibilities; recognizes individual skills, competencies, experience and tenure.	Fixed, short-term cash compensation.

Annual Bonus	Incentivizes and rewards performance over the year based on achieving annual performance goals.	Variable or performance-based, short-term cash compensation.

Component	Primary Purpose	Form of Compensation

Stock Options	Encourages improvement in the long-term performance of the Corporation, particularly share price appreciation, thereby aligning interests of executives with the interests of shareholders.	Variable or performance-based, long-term equity compensation.

Restricted Stock	Attracts and retains executives and further aligns interests of executives with the interests of shareholders.	Fixed, long-term equity compensation.

Other Employee and Executive Benefits	Employee retention, retirement and health; provides management continuity in the event of an actual or threatened change in control.	Employee benefit plans, programs and arrangements generally available to all employees; retirement programs; limited perquisites; severance and change in control benefits.

The executives are compensated principally by using a combination of fixed and performance-based compensation and annual and long-term compensation, which are delivered in cash and equity-based awards. The Compensation Committee has not established a specific formula for the mix between fixed and variable, short and long-term, and cash and equity compensation.
The Compensation Committee reviewed compensation data from pay surveys and from comparative groups, which is referred to as “market compensation” in this section, as well as input from the Compensation Committee’s independent compensation consultant and from the Chief Executive Officer and the Senior Vice President of Human Resources, to assist it in determining whether the Corporation’s compensation is competitive and reasonable. While the Compensation Committee considers market compensation practices, it strives to incorporate flexibility in the Corporation’s compensation programs and in the assessment process in order to respond to and adjust for, if appropriate, the evolving business and regulatory environment, including market conditions and regulatory changes which may be beyond the executive’s control.
Compensation in 2013
The Compensation Committee based its decisions on executive compensation in 2013 on its assessment of the performance and achievements of the executive and the executive’s present and potential future contribution to the Corporation's success, its review of market compensation information, the recommendations of the Chief Executive Officer regarding other executives, and input from the independent compensation consultant.
Annual Base Salary. Generally, the Compensation Committee seeks to establish an annual base salary level for each executive that falls at or near median market compensation levels.
In determining the Chief Executive Officer's base salary for 2013, the Compensation Committee reviewed the market compensation information, and considered the Corporation's performance in light of the prevailing economic and industry conditions, as well as the constantly changing regulatory environment. The Compensation Committee also considered the Chief Executive Officer’s individual experience, accountability, know-how, leadership and problem-solving abilities, and determined that his base salary was appropriate and, accordingly, it was not increased for 2013.
In establishing salary levels for each executive other than the Chief Executive Officer, the Compensation Committee considered market compensation information and the recommendations of the Chief Executive Officer. The Compensation Committee also considered whether each executive met key objectives, and considered each executive's potential future contributions to the Corporation as well as components such as: knowledge and problem solving abilities required to meet the position requirements, span of control, accountability, educational requirements, years of experience, division sales and profit objectives and key departmental objectives. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered in the aggregate by the Compensation Committee and are not specifically weighted in establishing base salaries. For 2013, the Compensation Committee determined to implement merit increases of between 2 and 3% of the base salaries for the Named Executives other than the Chief Executive Officer.
CEO and Management Incentive Plans. Annual cash bonus opportunities for the Named Executives were intended to provide for total cash compensation opportunities that were at or around market median levels. The bonus opportunities were based on the achievement of business and/or financial objectives established in advance and which were intended to be reflective of the opportunities and challenges present in the Corporation’s industry.
Under the 2013 CEO Incentive Plan and the 2013 Management Incentive Plan for Key Employees, the Named Executives had opportunities to earn cash bonuses in amounts that were expressed as a percentage of the respective executive’s annual base salary.
Under the 2013 CEO Incentive Plan, Mr. Klimas’ target bonus opportunity was 50% of his annual base salary, the payment of half of which was based upon the Corporation’s pre-provision core earnings for 2013 relative to the goal established by the Compensation Committee, and half of which was based upon the Compensation Committee’s evaluation of the Chief Executive Officer’s overall performance. Under the 2013 Management Incentive Plan for Key Employees, the three participating Named Executives had target bonus opportunities based on the following percentages of their respective annual base salaries: Mr. Elek 20%; Mr. Soltis 20%; and Ms. Miles 20%, the payment of which was based upon the Corporation's pre-provision core earnings for 2013 relative to the goal established by the Compensation Committee. Mr. Harnett was a participant in the plan until his departure from the Corporation, after which he was no longer eligible to earn a bonus under the plan.
The Compensation Committee used pre-provision core earnings as the primary performance criteria under the bonus programs, which is defined as income before income tax expense, adjusted to exclude the impact of provision for loan losses. The Corporation believes that pre-provision core earnings is useful in analyzing the Corporation's underlying performance trends, particularly in periods of economic stress. The target pre-provision core earnings goal was set at a level which the Compensation Committee believed was challenging but achievable. However, the Compensation Committee reserved the right to use its discretion in authorizing the payment of bonuses under the plans to reflect the realities imposed by unanticipated events and external market factors and its subjective evaluation of the Named Executive’s performance. Accordingly, the Compensation Committee determined to adjust the pre-provision core earnings target to exclude the effect of one-time expenses related to the Corporation’s exchange of common shares for TARP Preferred Stock and the adoption of a SERP for the Chief Executive Officer, as well as the effect of unanticipated market interest rate levels during the year.
Under the incentive plans, the participating Named Executives were eligible to earn a bonus of up to 125% of his or her bonus opportunity, based on a graduated scale where:

•	if a threshold amount of 80% of target was met, the Named Executive would receive a payout of 20% of his or her target opportunity (which would amount to 4% of his or her base salary);

•	if 100% of target was met, the Named Executive would receive a payout of 100% of his or her target opportunity (which would amount to 20% of his or her base salary); and

•	if 125% or more of target was met, the Named Executive would receive a maximum payout of 125% of his or her target opportunity (which would amount to 25% of his or her base salary).
The Corporation's pre-provision core earnings for 2013 were $12,485,000, which, after adjustment as described above, was at approximately 94% of the target and resulted in the Named Executives earning payout amounts at 76% of his or her target opportunity.
Accordingly, the Compensation Committee approved a bonus payment of $29,000 to Mr. Soltis. The Compensation Committee used its discretion to approve a bonus payment of $45,000 to Mr. Elek, equal to 88% of his target bonus opportunity, primarily in recognition of his efforts in connection with the repurchase and redemption of TARP Preferred Stock, and a bonus payment of $28,600 to Ms. Miles, equal to 88% of her target bonus opportunity, in recognition of her efforts in adapting the Corporation’s benefit plans to changes in health care insurance.
The Compensation Committee also approved a bonus payment of $160,800 to Mr. Klimas, $60,800 of which was based on him earning a payout amount at 76% of his target opportunity and $100,000 of which was based on the Compensation Committee’s evaluation of Mr. Klimas’ overall performance in 2013.
Indirect Loan Production Commission. In 2013, the Compensation Committee continued the use of a commission compensation program as part of the compensation of Mr. Nelson, the Senior Vice President of Indirect Lending. Under the program, Mr. Nelson had the opportunity to earn a commission based on the total amount of indirect automobile loans made by the Corporation during 2013 for which Mr. Nelson was responsible. The program provided Mr. Nelson with the opportunity to earn a commission equal to up to 20% of his base salary, based on a graduated scale of 4% to 20% of his base salary paid based on achievement from 80% to 100% of the goal of $161,250,000 in indirect loans for 2013. Mr. Nelson achieved loan production equal to 96% of the goal and, accordingly, was paid a commission of $29,934 for 2013.
Long-Term Equity Compensation Awards. In determining appropriate equity-based compensation awards for the Corporation's executives, the Compensation Committee focuses on the current performance and achievements of the executive, market compensation information, and the executive’s present and potential future contribution to the Corporation's success, and the recommendation of the Chief Executive Officer with respect to other executives.
In 2013, the Compensation Committee determined to grant equity-based compensation awards to the Named Executives in the form of stock options, which the Compensation Committee views as performance-based compensation that provides a further incentive to the Named Executives to increase shareholder value. To further align the Named Executives’ interests with the Corporation’s shareholders, and maintain the competitiveness of the Corporation’s total executive compensation, in May 2013, the Compensation Committee granted stock options to each of the Named Executives in the following amounts: Mr. Klimas: 33,333 stock options; Mr. Elek: 14,408 stock options; Mr. Soltis: 7,917 stock options; Mr. Nelson: 7,424 stock options; and Ms. Miles: 5,417 stock options. Mr. Harnett was granted a stock option in 2013, which subsequently terminated following his departure from the Corporation. The material terms of the stock options are further described in this Proxy Statement under “Amended and Restated 2006 Stock Incentive Plan - Stock Options.”
Personal Benefits and Perquisites. The Corporation has established the Lorain National Bank Retirement Savings Plan, a qualified 401(k) defined contribution plan, to which the Corporation makes contributions on behalf of each of the Named Executives. Consistent with what is generally provided to all of its employees, the Corporation also maintains and pays premiums on behalf of each Named Executive under the Life Insurance, Long-Term Disability, and Accidental Death and Dismemberment Plans of up to two times the Named Executive's base salary on life and AD&D coverage and up to two-thirds of the Named Executive's base salary on disability coverage, and provides partial payment of elected medical benefit premiums for the Named Executive.

The Corporation provided certain Named Executives certain perquisites in 2013, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to similarly situated executives within other comparable companies, and are thus useful to the Corporation in attracting and retaining qualified executives. These perquisites include the payment of automobile expenses and club dues as described below under the Summary Compensation Table.
Severance Benefits. In 2005, the Corporation entered into an employment agreement with Mr. Klimas which provided for the payment of certain severance benefits upon termination of employment in certain circumstances, which arrangements are summarized below under Other Potential Post-Employment Compensation. The Compensation Committee believes that the severance arrangements provided for in an agreement such as this are vital to the attraction and retention of a talented Chief Executive Officer and, thus, to the long-term success of the Corporation.
Change of Control Benefits. Mr. Klimas’ agreement also provides for certain severance benefits upon termination of his employment upon a change of control of the Corporation, and thus addresses the Corporation’s interest in ensuring the continuity of corporate management and the continued dedication of the Chief Executive Officer during any period of uncertainty caused by the possible threat of a takeover. Mr. Klimas’ arrangements are summarized below under Other Potential Post-Employment Compensation.
In 2013, each other Named Executive entered into an agreement with the Corporation that provides for certain benefits generally payable in the event of a termination following a change of control of the Corporation. As with Mr. Klimas’ agreement described above, these agreements help retain executives and provide for management continuity in the event of an actual or threatened change of control. They also help ensure that management’s interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. The foregoing agreements provide for a so-called “double-trigger” on the payment of benefits and do not provide for excise tax gross-ups. The terms of these agreements are summarized below under Other Potential Post-Employment Compensation.
CEO Supplemental Executive Retirement Plan. Based on input from the independent compensation consultant and its review of market compensation information, the Compensation Committee determined that the retirement benefits provided by the Corporation to the Chief Executive Officer were well below those earned by his peers and thus did not give Mr. Klimas the opportunity to earn competitive retirement benefits. Accordingly, in 2013, the Compensation Committee adopted a Supplemental Executive Retirement Plan, or “SERP,” in which Mr. Klimas participates. The SERP supplements the other retirement benefits provided by the Corporation with the purpose of providing income security and recognizing Mr. Klimas’ contributions to the Corporation. The change in present value of the accumulated benefit obligation to Mr. Klimas is set forth in the Summary Compensation Table. The present value of the aggregate accumulated benefit obligation to Mr. Klimas under the SERP is included in the Pension Benefits for Fiscal Year 2013 Table, and the terms of the SERP are summarized following that table. The accumulated benefit obligation to Mr. Klimas recognized by the Corporation for 2013 was made in recognition of the eight years of service to the Corporation already provided by Mr. Klimas and his anticipated future service and was made in an effort to equalize his retirement benefits with those of his peers following the Corporation’s exit from the TARP program.
Policies and Practices Related to Compensation
Role of the Compensation Committee. The Compensation Committee is comprised of independent directors and is responsible for developing and making recommendations to the Board with respect to the Corporation's executive compensation policies and for the approval and administration of the Corporation's existing and proposed executive compensation plans. You may learn more about the responsibilities of the Compensation Committee by reading the Compensation Committee’s charter, which is available on the Corporation’s website at www.4lnb.com by clicking on the “Investor Relations” tab and then the “Corporate Governance” link. Additional information about the Compensation Committee is also included in this proxy statement under the caption “Corporate Governance - Compensation Committee.”
Independent Compensation Consultant. The Compensation Committee engaged Pay Governance, LLC to review the Corporation's executive compensation program, assess the program's competitiveness relative to market practices and suggest refinements and potential alternatives that could enhance the pay-for-performance elements and competitiveness of the program, which input the Compensation Committee considered in developing and implementing the Corporation's executive compensation program for 2013.
Pay Governance, LLC is an independent compensation consulting firm and does not provide the Corporation with any other services other than advising the Compensation Committee on the Corporation's compensation programs. Pay Governance was engaged by, and reports directly to, the Compensation Committee, which has the sole authority to engage Pay Governance, LLC and to approve fee arrangements for work performed. Management had no role in selecting the Compensation Committee's compensation consultant. The Compensation Committee has authorized Pay Governance, LLC to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee.

The Compensation Committee has considered the independence of Pay Governance, LLC in light of SEC rules and Nasdaq listing standards. The Compensation Committee requested and received a letter from Pay Governance, LLC addressing the independence of Pay Governance, LLC and the partner involved in the engagement, including the following factors: (1) other services provided to the Corporation by Pay Governance, LLC; (2) fees paid by the Corporation as a percentage of Pay Governance, LLC's total revenue; (3) policies or procedures maintained by Pay Governance, LLC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the partner and a member of the Compensation Committee; (5) any stock of the Corporation owned by the partner; and (6) any business or personal relationships between the Corporation's executive officers and the partner. The Compensation Committee discussed these considerations and concluded that the work performed by Pay Governance, LLC did not raise any conflict of interest.
Role of Executives. The Chief Executive Officer and/or the Senior Vice President of Human Resources attend each meeting of the Compensation Committee for the purpose of providing insight into the Corporation's performance and the performance of individual executives and the executive's contribution to the Corporation's performance, and to make recommendations as to the structure and implementation of elements of executive compensation. The Chief Executive Officer assesses the performance of each of the Corporation's other executive officers and provides recommendations, with the assistance of the Senior Vice President of Human Resources, to the Compensation Committee as to the structure and amounts of compensation to be paid to those executive officers. The Chief Executive Officer and the Senior Vice President of Human Resources are not present during any discussions of their respective individual compensation by the Compensation Committee.
Market Compensation - Survey Data and Comparative Information. In order to gauge the competiveness of the Corporation’s executive compensation levels, the Compensation Committee retained the independent compensation consultant to identify the compensation paid to executives who are comparable to the Corporation’s executives. This information is referred to in this section as “market compensation” and is comprised of a combination of survey data and comparative information from a group of peer banking companies, as described below.
The independent compensation consultant reviewed survey data from nationally recognized compensation and human resources consulting firms and identified compensation levels for executives in banking companies of similar size to the Corporation. In addition to survey data, the independent compensation consultant prepared comparative information regarding compensation levels for the executive officers of a peer group of 24 banking companies of similar size, based on assets and market capitalization, to the Corporation within the Corporation’s general geographic region. The peer group was comprised of the following companies, which had asset sizes ranging from $792 million to $2.9 billion and market capitalizations ranging from $94 million to $395 million:

First Financial Corp. Lakeland Financial Corp. Metro Bancorp, Inc. Financial Institutions, Inc. Independent Bank Corporation German American Bancorp, Inc. Peoples Bancorp, Inc. Canandaigua National Corp.	Horizon Bancorp Macatawa Bank Corp. Firstbank Corporation Summit Financial Group, Inc. Mercantile Bank Corp. Isabella Bank Corp. Chemung Financial Corp. Premier Financial Bancorp, Inc.	First Citizens Banc Corp. Farmers National Banc Corp. AmeriServ Financial, Inc. United Bancorp, Inc. Ohio Valley Banc Corp. Community Bank Shares of Indiana LCNB Corp. CNB Financial Corp.
For further comparative information, the independent compensation consultant also prepared a secondary peer group of relatively high-performing banking companies of similar size to the Corporation.
Equity Grant Practices. Historically, the Compensation Committee had made annual grant determinations in January or February of each year. However, after exiting the TARP program in 2012, the Compensation Committee modified its practice and made its annual grant determinations for last year in May 2013, so that the Compensation Committee’s consideration of long-term equity awards could be made separate from its determinations regarding short-term cash compensation earlier in the year. The Compensation Committee expects to continue this practice in 2014. Equity awards also are made occasionally during the course of the year to new hires or to current employees in connection with a promotion.
Tax Matters. The Compensation Committee believes it is in the shareholders' best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. The Corporation recognizes, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation's chief executive officer and four other most highly compensated executive officers. Because the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, the Compensation Committee intends generally to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements for this exemption whenever administratively and practically feasible. The Board and the Compensation Committee, however, could award non-deductible compensation in other circumstances, as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, there is no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.
Derivatives Trading. As part of its policy relating to the trading of company securities by insiders, the Corporation prohibits an insider from trading in any interest or position relating to the future price of company securities, such as a put, call or short sale.
Risk Assessment
The Compensation Committee, with management's assistance, conducted a risk assessment of the Company's compensation policies and practices for its employees, including those related to the executive compensation programs discussed above. The Compensation Committee, in conducting the assessment, analyzed associated risks and considered mitigating factors. Based upon the assessment, the Compensation Committee believes that the Company's compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation's Annual Report on Form 10-K and in the Corporation's definitive proxy statement prepared in connection with its 2014 Annual Meeting of Shareholders.

Compensation Committee

Robert M. Campana, Chairman
J. Martin Erbaugh
Thomas P. Perciak
John W. Schaeffer, M.D.

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Corporation specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Corporation's Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation Committee Interlocks and Insider Participation
During 2013, the Compensation Committee was comprised of Messrs. Campana, Erbaugh, Perciak, and Schaeffer, each of whom was an independent director.

Summary Compensation Table
The following table presents the total compensation to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Corporation in 2013, 2012 and 2011. It also presents the total compensation of the Corporation’s former Chief Credit Officer, who left the Corporation on October 1, 2013.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Daniel E. Klimas	2013	$ 400,000	$160,800	$—	$80,479	$—	$640,362	$ 51,170(5)	$ 1,332,812
President and	2012	400,000	75,000	199,996	—	—	—	25,085	$ 700,081
Chief Executive Officer	2011	400,000	—	—	—	—	—	24,375	$ 424,375

Gary J. Elek	2013	$ 246,653	$45,000	$—	$34,786	$—	$—	$ 46,330(6)	$ 372,770
Executive Vice President and	2012	233,647	13,500	53,900	—	—	—	28,826	$ 334,878
Chief Financial Officer	2011	233,647	—	52,800	—	—	—	25,271	$ 311,718

Frank A. Soltis	2013	$ 188,923	$29,000	$—	$19,114	$—	$—	$ 18,402(7)	$ 255,439
Senior Vice President -	2012	184,900	14,000	26,950	—	—	—	32,854	$ 258,704
Chief Information Officer	2011	180,861	—	26,400	—	—	—	30,611	$ 237,872

Kevin W. Nelson	2013	$ 177,760	$—	$—	$17,924	$29,934(8)	$—	$ 14,795(9)	$ 240,414
Senior Vice President -	2012	155,956	—	26,950	—	24,000	—	14,147	$ 221,053
Indirect Lending	2011	141,889	—	13,200	—	28,996	—	13,006	$ 197,091

Mary E. Miles	2013	$ 161,153	$28,600	$—	$13,073	$—	$—	$10,674(10)	$ 213,507
Senior Vice President and
Director of Human Resources

David S. Harnett	2013	$ 184,807	$—	$—	$22,132	$—	$—	$ 26,509(12)	$ 233,449
Former Chief Credit Officer (11)	2012	213,652	12,000	26,950	—	—	—	46,326	$ 298,928
	2011	208,920	—	26,400	—	—	—	43,486	$ 278,806
 ________________

(1)
The amounts in this column represent cash bonus compensation paid under the 2013 CEO Incentive Plan (for Mr. Klimas) and the 2013 Management Incentive Plan for Key Executives (for Messrs. Elek and Soltis and Ms. Miles) for the period from January 1, 2013 to December 31, 2013 and the cash bonus compensation paid under the 2012 CEO Incentive Plan (for Mr. Klimas) and the 2012 Management Incentive Plan for Key Executives (for Messrs. Elek, Harnett and Soltis) for the period from July 1, 2012 to December 31, 2012. For a description of the bonus opportunities established under the 2013 plans, see the footnotes to the Grants of Plan-Based Awards for Fiscal Year 2013 table that follows. For a description of the bonuses paid under the 2013 plans, see the Compensation Discussion and Analysis.

(2)
The values reported in this column represent the grant date fair value of the long-term restricted stock equity awards or stock option awards, as the case may be, granted to the Named Executive during the applicable fiscal year as determined in accordance with FASB ASC Topic 718. For a summary of the terms of these awards, see the section captioned “Amended and Restated 2006 Stock Incentive Plan” elsewhere in this Proxy Statement.

(3)
The amounts reported in this column represent the amounts accrued as an expense by the Corporation in 2013 in accordance with the requirements of ASC 715, Compensation - Retirement Benefits, as they relate to the change in present value of the accumulated benefit obligation to Mr. Klimas under the SERP. No above market or preferential earnings on nonqualified deferred compensation were earned by any officer in 2013. The amounts in this column represent the amounts credited under the SERP on behalf of Mr. Klimas during the fiscal year. For a further description of the terms of the SERP, see “Other Potential Post-Employment Compensation - Daniel Klimas Supplemental Executive Retirement Agreement.”

(4)
For purposes of the disclosure in the Summary Compensation Table, perquisites are valued on the basis of the aggregate incremental cost to the Corporation of providing the perquisite to the applicable officer.

(5)
Compensation reported in this column includes (i) contributions made by the Corporation on behalf of Mr. Klimas to the Corporation's 401(k) Plan; (ii) premiums paid by the Corporation under the Corporation's life, long-term disability and accidental death and dismemberment plans on behalf of Mr. Klimas; (iii) payments made for a vehicle owned by the Corporation for use by Mr. Klimas; (iv) club dues; and (v) an executive wellness physical.

(6)
Compensation reported in this column includes (i) contributions made by the Corporation on behalf of Mr. Elek to the Corporation's 401(k) Plan; (ii) premiums paid by the Corporation under the Corporation's life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Elek; and (iii) a car allowance.

(7)
Compensation reported in this column includes (i) contributions made by the Corporation on behalf of Mr. Soltis to the Corporation's 401(k) Plan; (ii) premiums paid by the Corporation under the Corporation's life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Soltis; (iii) premiums paid by the Corporation under the Corporation's health insurance plans on behalf of Mr. Soltis; and (iv) a car allowance.

(8)	Represents the amount of cash commission paid to Mr. Nelson under the Corporation's commission compensation program. See “Compensation Discussion and Analysis - Indirect Loan Production Commission.”

(9)
Compensation reported in this column includes (i) contributions made by the Corporation on behalf of Mr. Nelson to the Corporation's 401(k) Plan; (ii) premiums paid by the Corporation under the Corporation's life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Nelson; and (iii) premiums paid by the Corporation under the Corporation's health insurance plans on behalf of Mr. Nelson.

(10)
Compensation reported in this column includes (i) contributions made by the Corporation on behalf of Ms. Miles to the Corporation’s 401(k) Plan; (ii) premiums paid by the Corporation under the Corporation’s life, long-term disability and accidental death and dismemberment insurance plans on behalf of Ms. Miles; and (iii) premiums paid by the Corporation under the Corporation’s health insurance plans on behalf of Ms. Miles.

(11)	Mr. Harnett was appointed Chief Credit Officer of the Corporation in January 2006 and served in this capacity until his departure on October 1, 2013.

(12)
Compensation reported in this column includes (i) contributions made by the Corporation on behalf of Mr. Harnett to the Corporation's 401(k) Plan; (ii) premiums paid by the Corporation under the Corporation's life, long-term disability and accidental death and dismemberment insurance plans on behalf of Mr. Harnett; (iii) premiums paid by the Corporation under the Corporation's health insurance plans on behalf of Mr. Harnett; (iv) club dues; and (v) a car allowance.

Employment Agreement
Daniel E. Klimas
The Corporation has an employment agreement with Mr. Klimas which had an initial term of three years commencing February 1, 2005, and which provides that, unless the agreement is terminated by either party on or before November 1, 2006 and on or before each November 1 thereafter, the agreement term will automatically renew for one additional year, such that the agreement term (unless terminated prior to such automatic extension) shall not be less than fifteen (15) months, and after November 1, 2006 shall not be greater than twenty seven (27) months. The employment agreement, as amended, provides for an annual base salary of $400,000, an annual bonus opportunity of up to 50% of base salary based on the attainment by Mr. Klimas of performance levels determined by the Compensation Committee, and perquisites consistent with those available to the Corporation's other executives. The agreement contains non-disclosure and non-solicitation provisions that, among other things, prohibit Mr. Klimas from soliciting employees, customers or clients of the Corporation for a period of one year following the termination of his employment. The employment agreement also provides for certain severance and change of control benefits under certain circumstances that are further described below under “Other Potential Post- Employment Compensation.”

Grants of Plan-Based Awards For Fiscal Year 2013
The following table shows, for the Named Executives, plan-based awards to those officers during 2013, including stock option grants, as well as other incentive plan awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold($)	Target($)	Maximum($)
Daniel E. Klimas	5/9/13(1)				33,333(2)	$9.07	$80,479
	2/26/13(3)	$16,000(3)	$80,000(3)	$100,000(3)
Gary J. Elek	5/9/13(1)				14,408(2)	9.07	$34,786
	2/26/13(4)	$10,200(4)	51,000(4)	63,750(4)
Frank A. Soltis	5/9/13(1)				7,917(2)	9.07	$19,114
	2/26/13(4)	$7,600(4)	38,000(4)	47,500(4)
Kevin W. Nelson	5/9/13(1)				7,424(2)	9.07	$17,924
	2/26/13(5)	$7,127(5)	35,636(5)	44,545(5)
Mary E. Miles	5/9/13(1)				5,417(2)	9.07	$13,073
	2/26/13(4)	$6,500(4)	32,500(4)	40,625(4)
David S. Harnett (6)	5/9/13(1)				9,167(2)	9.07	$22,132
	2/26/13(4)	$8,800(4)	44,000(4)	55,000(4)
   ________________

(1)	The values reported in this column represent the FASB ASC Topic 718 value of all stock options awarded to each officer during 2013.

(2)
Stock option award granted under the Corporation's Amended and Restated 2006 Stock Incentive Plan, which vests in equal installments on the first, second and third anniversaries of the date of grant and is subject to the terms and conditions described below under “Amended and Restated 2006 Stock Incentive Plan - Stock Options.”

(3)
On February 26, 2013, the Compensation Committee approved the terms of the 2013 CEO Incentive Plan for the period beginning January 1, 2013 and ending December 31, 2013. Pursuant to the plan, Mr. Klimas had the opportunity to earn a bonus of up to 50% of the his base pay. Half of his bonus opportunity, up to a maximum of $100,000 was based upon the Corporation’s achievement of threshold, target and maximum amounts in relation to a goal of $15,561,000 of adjusted pre-provision core earnings for 2013. The other half of his bonus opportunity, up to a maximum of $100,000, was based upon the Compensation Committee’s subjective evaluation of the Chief Executive Officer’s overall performance in 2013 and thus is not included in this table. Mr. Klimas received a bonus under the plan as determined by the Compensation Committee in its discretion in the amount referenced in the “Bonus” column of the Summary Compensation Table. See Compensation Discussion and Analysis for a further description of the bonus.

(4)
On February 26, 2013, the Compensation Committee determined to include Messrs. Elek, Harnett and Soltis and Ms. Miles as participants in the 2013 Management Incentive Plan for Key Employees for the period beginning January 1, 2013 and ending December 31, 2013. Pursuant to the plan, the participating Named Executives, except for Mr. Harnett who subsequently left the Corporation prior to the end of 2013, had the opportunity to earn their respective bonus amounts based upon the Corporation’s achievement of threshold, target and maximum amounts in relation to a goal of $15,561,000 of adjusted pre-provision core earnings for 2013. Messrs. Elek and Soltis and Ms. Miles received a bonus under the plan as determined by the Chief Executive Officer, and approved by the Compensation Committee in its discretion, in the amounts referenced in the “Bonus” column of the Summary Compensation Table. See Compensation Discussion and Analysis for a further description of the bonuses.

(5)
Indirect loan commission program award, under which Mr. Nelson had the opportunity to earn a commission based on the total amount of indirect automobile loans made by the Corporation during 2013 for which Mr. Nelson is responsible. The program provided Mr. Nelson with the opportunity to earn a commission equal to up to 20% of his base salary, based on a graduated scale of 4% to 20% of his base salary paid based on achievement from 80% to 100% of the goal of $161,250,000 in indirect loans for 2013. Mr. Nelson achieved loan production equal to 96% of the goal and, accordingly, was paid a commission of $29,934 for 2013.

(6)	Mr. Harnett’s employment with the Corporation terminated effective October 1, 2013.

Outstanding Equity Awards at December 31, 2013
The following table shows, for the Named Executives, outstanding equity awards held by such officers at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel E. Klimas	30,000	—	—	$19.17	2/1/2015	—		—
	30,000	—	—	19.10	2/1/2016	—		—
	30,000	—	—	16.00	2/1/2017	—		—
	50,000	—	—	14.47	2/4/2018	—		—
	—	33,333	—	9.07	5/9/2023	—		—
						37,105	(1)	$372,163
Gary J. Elek	2,500	—	—	5.34	5/14/2019	—		—
	—	14,408	—	9.07	5/9/2023	—		—
	—	—	—	—	—	5,000	(2)	$ 50,150
						10,000	(1)	$100,300
Frank A. Soltis	2,500	—	—	16.50	6/27/2015	—		—
	2,500	—	—	14.47	2/4/2018	—		—
	—	7,917	—	9.07	5/9/2023	—		—
	—	—	—	—	—	2,500	(2)	$25,075
	—	—	—	—	—	5,000	(1)	$50,150
Kevin W. Nelson	2,500	—	—	14.47	2/4/2018	—		—
	—	7,424	—	9.07	5/9/2023	—		—
	—	—	—	—	—	1,250	(2)	$12,538
	—	—	—	—	—	5,000	(1)	$50,150
Mary E. Miles	2,500	—	—	14.47	2/4/2018	—		—
	1,667	3,333	—	5.39	1/30/2022	—		—
	—	5,417	—	9.07	5/9/2023	—		—
	—	—	—	—	—	1,250	(1)	$12,538
David S. Harnett(3)	—	—	—	—	—	—		—
  ________________

(1)
These shares of long-term restricted stock vest in 50% increments on January 30, 2014 and 2015, and are subject to the other restrictions as described below under “Amended and Restated 2006 Stock Incentive Plan - Long Term Restricted Stock.”

(2)
These shares of long-term restricted stock vest on January 31, 2014, and are subject to other restrictions as described below under “Amended and Restated 2006 Stock Incentive Plan - Long-Term Restricted Stock.”

(3)
Stock options and unvested restricted stock held by Mr. Harnett terminated and were forfeited in accordance with their terms following his departure from employment with the Corporation on October 1, 2013.

None of the Named Executives exercised stock options or stock appreciation rights during 2013.

Amended and Restated 2006 Stock Incentive Plan
In 2006, the Corporation established the LNB Bancorp, Inc. 2006 Stock Incentive Plan, a shareholder-approved equity incentive plan which permits the Corporation to grant incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, restricted shares and restricted share units to officers and other key employees of the Corporation who are eligible to participate in the plan as determined by the Compensation Committee in its sole discretion. The 2006 Stock Incentive Plan was amended and restated and re-approved by the Corporation's shareholders in 2012 to, among other things, increase the total number of common shares authorized for issuance under the plan to 800,000 shares, up to 400,000 of which may be in the form of restricted shares or restricted share units. See the Compensation Discussion and Analysis for a discussion of awards under the Amended and Restated 2006 Stock Incentive Plan during 2013.
Long-Term Restricted Stock.     The terms and conditions of the long-term restricted stock granted under the Amended and Restated 2006 Stock Incentive Plan were intended to meet the requirements of the long-term restricted stock exception in the TARP Regulations. Accordingly, shares of long-term restricted stock generally vest in two equal installments on the second and third anniversaries of the date of grant, or upon the earlier death or disability of the recipient or a qualified change of control of the Company. During any period when the shares of restricted stock are forfeitable, the holder of the shares will have the right to vote such shares and to receive all regular cash dividends and to receive any stock dividends, and such other distributions as the Compensation Committee may designate in its sole discretion, that are paid or distributed on such shares of restricted stock. Any stock dividends declared on a share of restricted stock are treated as part of the award of restricted stock and will be forfeited or become nonforfeitable at the same time as the underlying shares with respect to which the stock dividend was declared.
Stock Options. Stock options granted under the Corporation’s Amended and Restated 2006 Stock Incentive Plan generally vest in three equal installments on the first, second and third anniversaries of the date of grant. The Compensation Committee has discretion to waive or accelerate vesting provisions in the event of a participant’s death, disability, or retirement or upon a change in control or other special circumstances. The stock options generally have a term of ten years from the date of grant. Any unexercised portion of a stock option will expire at the end of the term of the stock option. The exercise price of the stock options are equal to the closing sales price per share of the common shares of the Corporation on the date of grant, subject to equitable adjustment in limited cases, such as stock splits.
Stock Appreciation Rights Plan
The Stock Appreciation Rights (SAR) Plan permits the Compensation Committee to grant SARs, to be settled in cash only, to officers and other key employees of the Corporation who are eligible to participate in the SAR Plan as determined by the Compensation Committee in its sole discretion. The Compensation Committee may grant SARs for up to an aggregate of 50,000 common shares of the Corporation under the SAR Plan. SARs, when exercised, will entitle the holder thereof to a cash payment based on the appreciation in the fair market value of the common shares underlying the SAR, subject to the terms of the SAR Plan and such terms as may be specified by the Compensation Committee. The purpose of the SAR Plan is to provide long-term incentive compensation opportunities that are intended to help the Corporation attract and retain skilled employees, motivate participants to achieve long-term success and growth of the Corporation, and align the interests of the participating employees with those of the shareholders of the Corporation. The Compensation Committee has the authority to grant SARs under the SAR Plan.

Pension Benefits for Fiscal Year 2013
The following table sets forth information regarding benefits payable to Mr. Klimas under the Supplemental Executive Retirement Agreement (“SERP”) at December 31, 2013. No other Named Executive has entered into a SERP agreement.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Daniel E. Klimas	SERP	—	$640,362	—
________________

(1)
Benefits under the SERP are determined based on retirement age and other considerations as further described below under “Other Potential Post-Employment Compensation Daniel Klimas Supplemental Executive Retirement Agreement.”  The benefits received under the SERP are not based on Mr. Klimas’ total credited years of service; however, the amount of the retirement benefit is increased by 2% for each year of service following his normal retirement age of 65 and reduced in the case of an early retirement by 2% for each year preceding his normal retirement age.

(2)	The present value is calculated assuming Mr. Klimas retires at the normal retirement age of 65 and includes a cost-of-living adjustment increase of 3% per year during the payout period.

Other Potential Post-Employment Compensation
Daniel Klimas Employment Agreement
The Corporation entered into an employment agreement with Daniel E. Klimas that provides severance and/or change of control benefits upon termination of employment for certain reasons. See the discussion of Mr. Klimas' agreement included above with the Summary Compensation Table. The severance and change of control benefits payable to Mr. Klimas are addressed in the discussion below.
If Mr. Klimas terminates his employment with the Corporation as a result of a breach of his employment agreement by the Corporation or for good cause, or if the Corporation terminates his employment without cause, the Corporation shall continue to pay to Mr. Klimas his salary, and health and life insurance benefits, as in effect immediately prior to the termination, for the then remaining term of the agreement. In addition, Mr. Klimas shall be entitled to a pro rata portion of the annual incentive awards applicable to the year in which such termination occurs and annual incentive awards each equal to 50% of his salary as in effect immediately prior to termination for the then remaining term of the agreement. Mr. Klimas shall also be entitled to be immediately awarded any stock options provided for in the agreement but not then issued, and all such unvested stock options held by Mr. Klimas will become immediately exercisable in full. For purposes of the agreement, “good cause” means (i) a material adverse change in Mr. Klimas' position, responsibilities, duties, or status, or title or offices, with the Corporation, (ii) a reduction in Mr. Klimas' salary, (iii) a requirement that Mr. Klimas be based at a location more than 50 miles from his current residence, or (iv) failure of the Corporation to comply with the employee benefit provisions of the agreement.
In accordance with the terms described above, assuming that Mr. Klimas' employment with the Corporation was terminated by the Corporation without cause or by Mr. Klimas for good reason as of December 31, 2013, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $833,333 in respect of his applicable base salary for the remainder of the term of the agreement; (2) $3,395 in respect of the continuation of his health and life insurance benefits as then in effect through the remainder of the term of the agreement; and (3) $416,666 in respect of his annual incentive award, for a total of $1,253,394.
Under Mr. Klimas' employment agreement, Mr. Klimas is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been an officer of the Corporation.
Under Mr. Klimas' employment agreement, if, at any time within two years after the occurrence of a “change in control” (as defined in the agreement), Mr. Klimas' employment is terminated by the Corporation (except for cause) or Mr. Klimas terminates his employment for good reason, the Corporation will pay to Mr. Klimas a lump sum severance benefit equal to the sum of (a) Mr. Klimas' highest annual base salary as measured from the date of termination through the end of the term of the agreement (but not less than 24 months), (b) any bonuses earned but unpaid through the date of termination, (c) a pro-rated portion of Mr. Klimas' annual bonus amount for the fiscal year in which the termination occurs, (d) any accrued and unpaid vacation pay, and (e) the annual incentive awards payable for each remaining year of the term of the agreement (but not less than 24 months) in an amount equal to 50% of Mr. Klimas' salary as in effect on the date of termination. Mr. Klimas shall also be entitled to be immediately awarded any stock options provided for in the agreement but not then issued, and all such unvested stock options held by Mr. Klimas will become immediately exercisable in full. For purposes of the agreement, “good reason” means, at any time after a change in control, (i) a material adverse change in Mr. Klimas' position, responsibilities, duties, or status, or title or offices, with the Corporation from those in effect before the change of control, (ii) a reduction in Mr. Klimas' base salary or failure to pay an annual bonus equal to or greater than the annual bonus earned for the year prior to the change in control, (iii) a requirement that Mr. Klimas be based at a location more than 50 miles from where he was located prior to the change in control or a substantial increase in Mr. Klimas' business travel obligations as compared to such obligations prior to the change in control, and (iv) failure of the Corporation to continue any material employee benefit or compensation plan in which Mr. Klimas was participating prior to the change in control or provide Mr. Klimas with vacation in accordance with the policies in effect prior to the change in control. For purposes of the employment agreement, “cause” includes failure to perform duties as an employee, illegal conduct or gross misconduct, conviction of a felony, or breach of non-competition or non-disclosure obligations of the employee.
In accordance with the terms described above, assuming that a change of control of the Corporation occurred as of December 31, 2013 and Mr. Klimas' employment with the Corporation was terminated by the Corporation without cause or by Mr. Klimas for good reason immediately thereafter, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $833,333 in respect of his applicable base salary through the end of the term of the agreement; (2) $3,395 in respect of the continuation of his health and life insurance benefits as then in effect through the end of the term of the agreement; and (3) $416,666 in respect of his annual incentive award, for a total of $1,253,394.

Daniel Klimas Supplemental Executive Retirement Agreement
In March 2013, the Corporation entered into a supplemental executive retirement agreement (“SERP Agreement”) with Mr. Klimas to provide him with certain nonqualified pension benefits. Under the SERP Agreement, Mr. Klimas is entitled to a monthly retirement benefit upon his separation from service with the Corporation. The amount of his retirement benefit will be $13,217 if his termination of employment, other than by reason of death, occurs (1) on or after he attains the age of 65, (2) as a result of his disability (as defined in the agreement), or (3) as a result of an involuntary termination by the Corporation. The amount of the retirement benefit is increased by 2% for each year of service following Mr. Klimas’ normal retirement age of 65 and, if Mr. Klimas retires prior to age 65, the retirement benefit will be reduced by 2% for each year preceding his normal retirement age of 65. Had Mr. Klimas retired at December 31, 2013, he would be entitled to receive a monthly benefit of $10,838 for 2014. Generally, the retirement benefits will be paid in monthly installments for a period of seven years and will be increased by 3% each year of payment as a cost-of-living adjustment. If Mr. Klimas dies prior to payment of the full amount of his retirement benefits, the present value of any remaining retirement benefits would be paid to his beneficiary in a lump sum. If Mr. Klimas had died on December 31, 2013, the payment to his beneficiary would have been $640,362.
In the event that Mr. Klimas is terminated within two years after a change in control (as defined in the agreement) or such change in control occurs after his termination of employment while his retirement benefits are being paid, Mr. Klimas shall be entitled to a lump sum payment in the amount equal to the unpaid present value of the retirement benefits.  Assuming that a change of control of the Corporation occurred as of December 31, 2013 and Mr. Klimas' employment with the Corporation was terminated immediately thereafter, he would have been entitled to receive a lump sum payment of $656,176 under the SERP Agreement.
The amount of the benefits contemplated under the agreement, as well as the timing of such benefits, are subject to adjustment based on various tax considerations.
Change in Control Supplemental Executive Compensation Agreements with Other Executives
In 2013, the Corporation entered into Change in Control Supplemental Executive Compensation Agreements with certain executive officers, including each of the Named Executives other than Mr. Klimas. Under the agreements, if, within the two years following a “change in control” of the Corporation (as defined in the agreement), the Named Executive’s employment with the Corporation is terminated by the Corporation other than for cause, or by the Named Executive for good reason, the Named Executive would be entitled to (1) in the case of Mr. Elek, (a) a cash lump sum payment equal to two times his highest annual base salary paid, plus two times his highest annual incentive bonus earned, during the Corporation’s last three fiscal years completed prior to the date of termination and (b) continuation of certain medical insurance benefits provided by the Corporation for a period of 24 months following the date of termination and (2) in the case of the other Named Executives, (a) a payment equal to 1.25 times his or her highest annual base salary paid, plus 1.25 times his or her highest annual incentive bonus earned, during the Corporation’s last three fiscal years completed prior to the date of termination and (b) continuation of certain medical insurance benefits provided by the Corporation for a period of 15 months following the date of termination. The agreements also contain confidentiality obligations, as well as customer and employee non-solicitation obligations of the Named Executive which apply both during the term of his or her employment with the Company and for a period of 24 months following termination of his employment in the case of Mr. Elek and for a period of 15 months following termination in the case of the other Named Executives. For purposes of the agreements, “cause” includes willful failure to perform duties as an employee, illegal conduct or gross misconduct, conviction of a felony, or breach of non-competition or non-disclosure obligations of the employee. Furthermore, “good reason” means at any time after a change in control, (i) a material adverse change in the Named Executive’s position, responsibilities, duties, or status, or title or offices, with the Corporation from those in effect before the change of control, (ii) a reduction in the Named Executive's base salary or failure to pay an annual bonus for the year the change in control occurs, (iii) a requirement that the Named Executive be based at a location more than 50 miles from his residence prior to the change in control or a substantial increase in the Named Executive’s business travel obligations as compared to such obligations prior to the change in control, (iv) failure of the Corporation to continue any material employee benefit or compensation plan in which the Named Executive was participating prior to the change in control or taking any action which would materially and adversely affect the Named Executive’s participation in or reduce his benefits under any such plan, unless the Named Executive is permitted to participate in other plans providing him with substantially equivalent benefits in the aggregate, and (v) failure of the Corporation to obtain an assumption of obligations under the agreement from a successor entity under certain circumstances outlined therein.

In accordance with the terms described above, assuming that a change of control of the Corporation occurred as of December 31, 2013 and each Named Executive’s employment with the Corporation was terminated by the Corporation without cause or by the Named Executive for good reason immediately thereafter, the amounts and/or values of the benefits he would be entitled to receive from the Corporation are as follows:

•	For Mr. Elek, $510,000 in respect of his applicable base salary through the end of the term of the agreement; and $90,000 in respect of his annual incentive award, for a total of $600,000.

•
For Mr. Soltis, $237,500 in respect of his applicable base salary through the end of the term of the agreement; $18,560 in respect of the continuation of his medical insurance benefits as then in effect through the end of the term of the agreement; and $36,250 in respect of his annual incentive award, for a total of $292,310.

•
For Mr. Nelson, $222,625 in respect of his applicable base salary through the end of the term of the agreement; $18,560 in respect of the continuation of his medical insurance benefits as then in effect through the end of the term of the agreement; and $37,417 in respect of his annual incentive award, for a total of $278,602.

•
For Ms. Miles, $203,125 in respect of her applicable base salary through the end of the term of the agreement; $4,579 in respect of the continuation of her medical insurance benefits as then in effect through the end of the term of the agreement; and $35,750 in respect of her annual incentive award, for a total of $243,454.

•	Mr. Harnett’s agreement terminated upon his departure from the Corporation on October 1, 2013 and therefore he would not have been entitled to any such payment at December 31, 2013.
Equity Award Agreements
The award agreements underlying the stock options and long-term restricted stock held by the Named Executives provide for an acceleration of exercisability or vesting upon certain conditions. Any stock options or shares of long-term restricted stock that are unexercisable or unvested will become fully exercisable or vested upon the occurrence of a change in control of the Corporation, as defined in the applicable award agreement. In addition, any unvested shares of long-term restricted stock will become fully vested upon the holder's death or the holder's disability, as defined in the applicable award agreement.
Assuming the termination of each Named Executive's employment with the Corporation as of December 31, 2013 as a result of death or a qualifying disability or change in control of the Corporation, the potential value received by each Named Executive as a result of the acceleration of exercisability or vesting of the executive's stock options and long-term restricted stock, based upon the closing price of the Corporation's common shares effective for December 31, 2013 of $10.03, is as follows: Daniel E. Klimas $706,494; Gary J. Elek $294,962; Frank A. Soltis $154,633; Kevin W. Nelson $137,150; and Mary E. Miles $100,300. David S. Harnett’s stock options terminated and his unvested restricted stock was forfeited following his departure from the Corporation prior to December 31, 2013.
Director Compensation
Non-employee director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also employees of the Corporation receive no additional compensation for service as a director.
Each of the directors of the Corporation also serves as a director of The Lorain National Bank, the Corporation's wholly-owned bank subsidiary. Under the bylaws of The Lorain National Bank each director is to hold common shares of the Corporation in an amount equal to $100,000, based on the market value of the common shares as of the date such shares are acquired by the director. As of December 31, 2013, all of the Corporation's directors met these stock ownership guidelines.
In order to encourage further participation in the ownership of the Corporation by the Board of Directors, the Corporation has established a program under which each non-employee director may annually elect to use all or a portion of such director's cash retainer fee to periodically purchase common shares of the Corporation on the open market at prevailing market prices at such times and in such amounts as are specified in an applicable stock trading plan adopted by such director and intended to comply with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended. During 2013, three of the directors participated in this program.

The following table shows the compensation paid to non-employee directors for service during 2013.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)
Robert M. Campana	$32,500
Frederick D. DiSanto	6,875
J. Martin Erbaugh	27,500
Terry D. Goode	27,500
James R. Herrick	47,500
Lee C. Howley	32,500
Daniel G. Merkel	32,500
Thomas P. Perciak	27,500
Jeffrey F. Riddell	32,500
John W. Schaeffer, M.D.	27,500
Donald F. Zwilling	27,500
  ________________

(1)
Director compensation consisted entirely of cash fees. The Corporation pays a base annual fee to each Director, other than the Chairman of the Board and each of the Committee Chairman, of $27,500. Each of the Committee Chairmen (Messrs. Campana, Howley and Riddell), as well as Mr. Merkel, who is Chairman of the Loan Review Committee of The Lorain National Bank, are paid a base annual fee of $32,500, and the Chairman of the Board of Directors (Mr. Herrick) is paid a base annual fee of $47,500.

Certain Transactions
Directors and executive officers of the Corporation and their associates were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 2013. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve greater than normal risk of collectability or present other unfavorable features.
Pursuant to a Common Share Purchase Agreement, dated December 12, 2013, the Corporation sold 367,321 of its common shares to certain investors for an aggregate purchase price of $3,682,716.59. The Corporation also provided registration rights to such investors in connection with their purchase of the common shares. Frederick DiSanto, a Director of the Corporation, purchased 44,000 common shares for an aggregate purchase price of $453,200 in this transaction. The Brittan B. DiSanto Restatement Trust UAD 01/15/03 AMD 10/16/09, a trust for the benefit of Mr. DiSanto’s spouse, purchased 6,000 common shares for an aggregate purchase price of $61,800 in this transaction. Mr. DiSanto is on the board of directors and is chief executive officer of Ancora Advisors LLC, which is the general partner and investment manager of Merlin Partners LP. Merlin Partners LP purchased 106,500 common shares for an aggregate purchase price of $1,055,276.55 in this transaction. Mikash Reinsurance Ltd. purchased 35,000 common shares for an aggregate purchase price of $360,500 in this transaction. Liberty Investment Group, LLC purchased 15,000 common shares for an aggregate purchase price of $154,500 in this transaction. Liberty Investment Group, LLC and Mikash Reinsurance Ltd. are both wholly owned by James R. Herrick. Mr. Herrick is the Chairman of our Board of Directors. Lee C. Howley, a Director of the Corporation, purchased 10,000 common shares for an aggregate purchase price of $103,000 in this transaction. The transactions were approved by the Board of Directors of the Corporation, by a majority of the disinterested directors of the Corporation and by the Corporation’s Audit and Finance Committee.

Review of Certain Transactions
The Corporation has written procedures for reviewing transactions between the Corporation and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.
The Corporation annually requires each of its directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related person transactions. The Corporation's Audit and Finance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director's independence under Nasdaq Stock Market listing standards and applicable SEC rules.
In addition to the annual review, the Corporation's Code of Ethics and Business Conduct requires that the Corporation's Chief Executive Officer be notified of any proposed transaction involving a director or executive officer that may present an actual or potential conflict of interest, and that such transaction be presented to and approved by the Audit and Finance Committee.
Upon receiving any notice of a related person transaction involving a director or executive officer, the Chief Executive Officer will discuss the transaction with the Chairman of the Corporation's Audit and Finance Committee. If any likelihood exists that the transaction would present a conflict of interest or, in the case of a director, impair the director's independence, the Audit and Finance Committee will review the transaction and its ramifications. If, in the case of a director, the Audit and Finance Committee determines that the transaction presents a conflict of interest or impairs the director's independence, the Board of Directors will determine the appropriate response. If, in the case of an executive officer, the Audit and Finance Committee determines that the transaction presents a conflict of interest, the Audit and Finance Committee will determine the appropriate response. The related party transactions described above were approved by the Corporation.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Securities Exchange Act of 1934 requires LNB's executive officers, directors and greater than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and LNB reports regarding their ownership of and transactions in LNB's securities. Based upon written representations and copies of reports furnished to LNB by Insiders, all reports required to be filed by Insiders pursuant to Section 16 during the fiscal year ended December 31, 2013 were made on a timely basis, except for a grant of 10,000 common shares by Michael Bickerton, the Corporation's new Chief Credit Officer, on October 10, 2013, which was reported on a Form 4 filed October 15, 2013.

OTHER BUSINESS
The Board of Directors is not aware of any other matters that may be presented at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the enclosed proxy card directs the persons voting such proxy to vote in accordance with their discretion.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in “street name,” or, if your shares are registered in your name, direct your written request to LNB Bancorp, Inc., Attn: Investor Relations, 457 Broadway, Lorain, Ohio 44052. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Corporation in connection with its annual meeting of shareholders to be held in 2015 must do so no later than November 11, 2014. To be considered eligible for inclusion in the Corporation's 2015 Proxy Statement, a proposal must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended. Shareholder proposals should be directed to LNB Bancorp,

Inc. via certified mail, Attention: Corporate Secretary, 457 Broadway, Lorain, Ohio 44052. Unless notice of a shareholder proposal for the 2015 annual meeting of shareholders is received by the Corporation not later than January 25, 2015, the Corporation may vote all proxies in its discretion with respect to any shareholder proposal properly brought before the annual meeting.
The Corporation's Amended Code of Regulations establishes advance notice procedures as to the nomination by shareholders of candidates for election as directors. In order to make a director nomination, it is necessary that you notify the Corporation in writing no fewer than 14 days nor more than 50 days in advance of next year's Annual Meeting unless the Corporation gives you less than 21 days' notice of the Annual Meeting and then notice of nominations must be given no later than the seventh day after we mailed notice of the Annual Meeting to you. Notice of nominations of directors must also meet all other requirements contained in the Corporation's Amended Code of Regulations. You may obtain the Code of Regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

ANNUAL REPORT
We will provide without charge a copy of the Corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 2013 to any shareholder who makes a written request for it directed to Robert F. Heinrich, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.
We urge you to sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting in person.

LNB BANCORP, INC.
457 BROADWAY
LORAIN, OH 44052
ATTN: ROBERT HEINRICH

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 Frederick D. DiSanto 02 J. Martin Erbaugh 03 Terry D. Goode 04 James R. Herrick

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of Crowe Horwath LLP as LNB Bancorp, Inc.'s independent registered public accounting firm for its 2014 fiscal year	▢	▢	▢
3	To provide advisory approval of LNB Bancorp Inc.'s executive compensation program	▢	▢	▢

NOTE: It is the Board of Directors' recommendation that you vote for all of the director nominees with respect to the election of directors in Proposal "1" and for Proposals "2" and "3". If any other matters properly come before the Annual Meeting, the persons names in this proxy will vote the shares represented by the proxy in their discretion.

0000196057_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The following materials are available at www.proxyvote.com:
Proxy Statement and 2013 Annual Report

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

**Proxy Card for the 2014 Annual Meeting of
Shareholders of LNB Bancorp, Inc.
Scheduled for APRIL 29, 2014
This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Gary J. Elek and Robert F. Heinrich, or either of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all common shares of LNB Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of LNB Bancorp, Inc. scheduled for April 29, 2014 at 9:00 a.m., local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052, and at any adjournments or postponements of the meeting (the "Annual Meeting"). This proxy will be voted in accordance with your instructions specified below. **If you do not give any specific instructions, this proxy will be voted "FOR" all of the director nominees with respect to the election of directors in Proposal 1, and "FOR" Proposals 2 and 3. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting.**

0000195057_2 R1.0.0.51160

Continued and to be signed on reverse side